SCHEDULE 14A

(Rule 14a)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant

Check the appropriate box:

	Preliminary Proxy Statement	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6 (e) (2))
☒	Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

COMPUTER TASK GROUP, INCORPORATED

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

Fee computed on table below per Exchange Act Rules 14a-6 (i) (4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

COMPUTER TASK GROUP, INCORPORATED

April 4, 2011

Dear Fellow Shareholder:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders of Computer Task Group, Incorporated which will be held at our corporate headquarters located at 800 Delaware Avenue, Buffalo, New York on Wednesday, May 11, 2011 at 10:00 a.m. Eastern time.

Your proxy card is enclosed. Your vote is important. I urge you to submit your vote as soon as possible, whether or not you plan to attend the meeting. Please indicate your voting instructions and sign, date and mail the proxy promptly in the return envelope.

Sincerely,

James R. Boldt

Chairman and

Chief Executive Officer

COMPUTER TASK GROUP, INCORPORATED

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

MAY 11, 2011

Computer Task Group, Incorporated will hold its Annual Meeting of Shareholders at its corporate headquarters located at 800 Delaware Avenue, Buffalo, New York 14209 on Wednesday, May 11, 2011, at 10:00 a.m. Eastern time for the following purposes:

1. To elect James R. Boldt, Thomas E. Baker and William D. McGuire as Class II Directors for a three-year term or until their earlier retirement, resignation or removal.

2. To approve, in an advisory and non-binding vote, the compensation of the Company’s named executive officers.

3. To recommend, in an advisory and non-binding vote, whether a non-binding shareholder vote to approve the compensation of the Company’s named executive officers should occur every one, two or three years.

4. To consider and act upon any other matters that may be properly brought before the meeting or any adjournment thereof.

We have selected the close of business on Friday, March 25, 2011 as the record date for determination of shareholders entitled to notice of and vote at the meeting or any adjournment.

Buffalo, New York

April 4, 2011

By Order of the Board of Directors,

Peter P. Radetich

Senior Vice President, Secretary

            and General Counsel

IMPORTANT NOTICE REGARDING

INTERNET AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON

WEDNESDAY, MAY 11, 2011

THE PROXY STATEMENT, FORM OF PROXY,

NOTICE OF MEETING AND ANNUAL REPORT

TO THE SHAREHOLDERS ARE AVAILABLE FREE

OF CHARGE AT WWW.CTG.COM

COMPUTER TASK GROUP, INCORPORATED

PROXY STATEMENT

This proxy statement and the accompanying form of proxy are being mailed on or about April 4, 2011, in connection with the solicitation by the Board of Directors of Computer Task Group, Incorporated (the “Company”) of proxies to be voted at the annual meeting of shareholders on Wednesday, May 11, 2011, and any adjournment or postponement of the meeting. The mailing address of the Company’s executive office is 800 Delaware Avenue, Buffalo, New York 14209.

The Board has selected the close of business on Friday, March 25, 2011 as the record date for the determination of shareholders entitled to vote at the annual meeting. On that date, the Company had outstanding and entitled to vote 18,233,659 shares of common stock, par value $.01 per share. A list of shareholders entitled to vote at the 2011 annual meeting will be available for examination during the annual meeting by any shareholder who is present at the meeting.

Each outstanding share of common stock is entitled to one vote. Shares cannot be voted at the meeting unless the shareholder is present or represented by proxy. If a properly executed proxy in the accompanying form is timely returned, the shares represented thereby will be voted at the meeting in accordance with the instructions contained in the proxy, unless the proxy is revoked prior to its exercise. Any shareholder may revoke a proxy either by executing a subsequently dated proxy or notice of revocation, provided that the subsequent proxy or notice is delivered to the Company prior to the taking of a vote, or by voting in person at the meeting.

Under the New York Business Corporation Law (“BCL”) and the Company’s By-laws, the presence, in person or by proxy, of one-third of the outstanding common stock is necessary to constitute a quorum of the shareholders to take action at the annual meeting. Once a quorum is established, under the BCL and the Company’s By-laws, the directors standing for election may be elected by a plurality of the votes cast. In plurality voting, the nominee who receives the most votes for his or her election is elected. Other proposals require the approval of a majority of the votes cast on each proposal.

If a broker holds your shares, this proxy statement and a proxy card have been sent to the broker. You may have received this proxy statement directly from your broker, together with instructions as to how to direct the broker to vote your shares. If you desire to have your vote counted, it is important that you return your voting instructions to your broker. A broker non-vote occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have no discretion to vote such shares on non-routine matters if the broker has not been furnished with voting instructions by the beneficial owners of such shares at least ten days before the meeting. The matters being submitted to shareholders in Proposals 1, 2 and 3 are non-routine matters on which brokers have no authority to vote without instructions from beneficial owners.

Abstentions and broker non-votes have no effect on the determination of whether a plurality exists with respect to a given director nominee. With respect to other proposals, abstentions will count as votes cast on the proposal, but will not count as votes cast in favor of the proposal and, therefore, will have the same effect as votes against the proposal. Broker non-votes will not be considered to have voted on the proposal and therefore, will have no effect. The proxies will be voted for or against the proposals or as an abstention in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for each of the proposals.

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to deliver a full set of proxy materials to you and make the proxy materials available on our website at

www.ctg.com. You may vote by completing, signing, dating and returning your proxy card in the envelope provided as soon as possible before the meeting. Any shareholder attending the annual meeting may vote in person. If you have returned a proxy card, you may revoke your prior instructions and cast your vote at the annual meeting by following the procedures described in this proxy statement.

PROPOSAL 1—ELECTION OF DIRECTORS

The Company’s Board of Directors is divided into three classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of shareholders held in the year in which the term for their class expires. Directors elected to Class II at the 2011 annual meeting will hold office for a three-year term expiring at the annual meeting of shareholders in 2014 and until their successors are elected and qualified. The shares represented by properly executed and timely returned proxies will be voted, in the absence of contrary instructions, in favor of the election of the following director nominees:

•	Class II Directors—James R. Boldt, Thomas E. Baker and William D. McGuire

All nominees have consented to serve as directors, if elected. However, if at the time of the meeting any nominee is unable to stand for election, the persons who are designated as nominees intend to vote, in their discretion, for such other persons, if any, as may be nominated by the Board.

Nominees for Class II Directors Whose Terms Expire in 2014

James R. Boldt	Mr. Boldt, 59, has been the Chairman, President and Chief Executive Officer (“CEO”) of the Company since May of 2002. From July of 2001 to May of 2002, he was the President and Chief Executive Officer. From February of 2001 to June 2001, Mr. Boldt was the Executive Vice President and Chief Financial Officer. From 1996 until 2001, Mr. Boldt was Vice President and Chief Financial Officer of the Company. From 1976 until 1996, Mr. Boldt held various positions with Pratt & Lambert United Inc. most recently that of Vice President and Chief Financial Officer. Mr. Boldt is a member of the Board of Directors of Sovran Self Storage, Inc., a publicly traded real estate investment trust (REIT). Mr. Boldt is also a member of the Board of the Catholic Health System of Western New York, AAA Western and Central New York and Dunn Tire LLC. Mr. Boldt has been a Director of CTG since 2001.

Thomas E. Baker	Mr. Baker, 67, has been a Director since 2004. He is currently a Director of First Niagara Financial Group, Inc., a multi-state community-oriented bank providing financial services to individuals, families and businesses. He is a retired President of The John R. Oishei Foundation, the largest private foundation in Western New York, where he served from 1998 through 2006, and where he still serves on the Board. Prior to that, he was with Price Waterhouse for 33 years, including 20 years as a partner and several years as Managing Partner of the Buffalo office. Mr. Baker also served as the chairman of the Buffalo Fiscal Stability Authority from July 2003 through January 2005.

William D. McGuire	Mr. McGuire, 67, has been a Director since February 2008. He is currently a Director of The Ziegler Companies, Inc., which provides investment banking and asset management services mainly to not-for-profit institutions such as healthcare providers, senior living facilities, schools and churches. Mr. McGuire also serves as a Director and Chairman of Hospital Billing and Collection Services, Inc. Mr. McGuire was the President and Chief Executive Officer (“CEO”) of Kaleida Health from 2002 until the end of 2005. Prior to that, he served as the CEO of the Catholic Medical Centers of Brooklyn and Queens, Incarnate World Health Services (San Antonio, Texas), Mount Carmel Health (Columbus, Ohio), Mercy Health Care System (Scranton, Pennsylvania), Wills Eye Hospital (Philadelphia, Pennsylvania) and the Children’s Medical Center (Dayton, Ohio). Mr. McGuire’s healthcare career began in 1964 and he served in hospital administrative positions at the University of Wisconsin Hospitals before becoming the Corporate Chief Operating Officer of Mercy Catholic Medical Center (Philadelphia, Pennsylvania) in 1979. Mr. McGuire’s professional experience also includes healthcare industry consulting and adjunct faculty positions in graduate business and health services administration at several universities. A Life Fellow in the American College of Healthcare Executives, a Fellow in the New York Academy of Medicine, and a Fellow in the Royal Society of Medicine; he has served on the boards of numerous healthcare provider and payer organizations and professional associations.

The Board of Directors Recommends that Shareholders Vote FOR the

Nominees for Class II Directors

Class III Directors With Terms Expiring in 2012

John M. Palms	Dr. Palms, Ph.D., Sc.D., (Hon), LHD (Hon), 75, is currently Distinguished President Emeritus and Distinguished University Professor Emeritus of the University of South Carolina where he was President from 1991 until 2002 and Distinguished University Professor from 2002 until his retirement in 2007. From 1989 to 1991, he was the President and Professor of Physics at Georgia State University. From 1966 to 1989 he was at Emory University where he held the Charles Howard Chandler Professor of Environmental and Radiological Physics and where he also served as the Vice President for Academic Affairs. Since 2006, Dr. Palms has served on the Board of The Geo Group, Inc., a world leader in privatized development and/or management of correctional facilities. Dr. Palms also serves on the board of Exelon Corporation—an electrical utility company where (since 2009) he currently serves as Chairman of the Audit Committee. Dr. Palms also serves as the Chairman of the Nominating and Corporate Governance Committee, and as a member of the Compensation Committee, of Assurant, Inc., a financial services insurance company. Dr. Palms has announced his retirement from the Board of Assurant as of May 2011. Dr. Palms is the Chairman (1990-2010) of the Board of Trustees of the non-profit Institute for Defense Analysis, a Federally Funded Research and Development Center (FFRDC) which advises the Secretary of Defense, the Congress and other federal agencies. In the past, Dr. Palms has been a member of various additional company committees and boards including the Spoleto Festival USA Board, University of South Carolina’s Educational and Development Foundation Boards, Nations Bank of the Carolinas’ Audit Committee, the Audit Committee of the Board of Directors of Carolina First Bank, the Policy Management System Corporation’s Compensation Committee and Chair of PECO Energy’s Nuclear Committee. He also serves as Chairman of the South Carolina’s Rhodes Scholarship Committee and served on the White House Fellow Selection Committee. Dr. Palms has been a Director of CTG since 2002.

Daniel J. Sullivan	Mr. Sullivan, 64, was most recently the President and Chief Executive Officer (“CEO”) of FedEx Ground from 1998 until 2007. FedEx Ground is a wholly owned subsidiary of FedEx Corporation. From 1996 to 1998, Mr. Sullivan was the Chairman, President and Chief Executive Officer of Caliber System. In 1995, Mr. Sullivan was the Chairman, President and Chief Executive Officer of Roadway Services. Mr. Sullivan is a member of the Board of Directors of Schneider National, Inc. (Green Bay, Wisconsin), Pike Electric, Inc. (Mount Airy, North Carolina, a New York Stock Exchange listed company); and The Medical University of South Carolina Foundation. In addition, Mr. Sullivan was previously a member of the Board of Directors of GDS Express (Akron, Ohio) from 2004 to 2009 and Gevity, Inc. (Bradenton, Florida) from 2008 to 2009. He is also a federal commissioner on the Flight 93 National Memorial project in Somerset County, Pennsylvania. Mr. Sullivan has been a Director of CTG since 2002.

Class I Directors with Terms Expiring in 2013

Randolph A. Marks	Mr. Marks, 75, is co-founder of the Company. From 1985 to September 1990, Mr. Marks served as Chairman of the Board of American Brass Company. Mr. Marks was engaged by the Company as a consultant from March, 1984, until his retirement from the Company in December, 1985. Prior to March, 1984, Mr. Marks served as Chairman of the Board and Chief Executive Officer of the Company commencing in June, 1979, and prior thereto as Chairman of the Board and President of the Company from the time of its organization in 1966. Mr. Marks has been a Director of CTG since 1966.

Randall L. Clark	Mr. Clark, 67, has been the Chairman of the Board of Directors of Dunn Tire LLC since 1996. From 1992 to 1996, Mr. Clark was the Executive Vice President and Chief Operating Officer of Pratt & Lambert United Inc. From 1985 to 1991, Mr. Clark served as the Chairman and Chief Executive Officer of Dunlop Tire North America. Mr. Clark is a Director of Taylor Devices, HSBC Bank—Western Region, The Lifetime HealthCare Companies (where he also serves as Chairman), Merchants Mutual Insurance Company and a Director of the Amherst Industrial Development Agency. Mr. Clark is also a Director and past Chairman of the Buffalo Niagara Enterprise, a founding Director and past President of the Western New York International Trade Council, past Chairman of the Buffalo Niagara Partnership, a Director and past Chairman of AAA Western and Central New York, a Director of Ten Eleven Group, Inc., a software company, and the Curtis Screw Company. Mr. Clark has been a Director of CTG since 2002. Mr. Clark has spent a significant portion of his career in various marketing capacities with several companies.

SECURITY OWNERSHIP OF THE COMPANY’S COMMON SHARES

BY CERTAIN BENEFICIAL OWNERS AND BY MANAGEMENT

Security Ownership of Certain Beneficial Owners

As of March 25, 2011, the following persons were beneficial owners of more than five percent of the Company’s common stock. The beneficial ownership information presented is based upon information furnished by each person or contained in filings made with the Securities and Exchange Commission. Except as otherwise indicated, each holder has sole voting and investment power with respect to the shares indicated. The following table shows the nature and amount of their beneficial ownership.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Ownership		Percent of Class
Common Stock	Thomas R. Beecher, Trustee	3,304,601	(1)	18.1%
	CTG Stock Employee Compensation Trust
	200 Theater Place
	Buffalo, NY 14202

Common Stock	Heartland Advisors, Inc.	2,153,900	(2)	11.8%
	789 North Water Street
	Milwaukee, WI 53202

Common Stock	Ameriprise Financial, Inc.	1,947,100	(3)	10.7%
	145 Ameriprise Financial Center Minneapolis, MN 55474

Common Stock	FMR LLC 82 Devonshire Street Boston, MA 02109	1,197,018	(4)	6.6%

(1)	As set forth in a Schedule 13D/A filed on November 2, 2007, Mr. Beecher, as Trustee for the Computer Task Group, Incorporated Stock Employee Compensation Trust, has sole voting and dispositive power over said shares. Pursuant to a Trust Agreement, amended on October 31, 2007, the Trust will terminate on the earlier of (a) the date when the Trust no longer holds assets, (b) May 3, 2014, and (c) the date specified in a written notice of termination given by the Board of Directors to the Trustee.

(2)	Based solely on information contained in a Schedule 13G filed on February 10, 2011, indicating that Heartland Advisors, Inc. has shared power to vote 2,078,300 shares and shared dispositive power over 2,153,900 shares and William J. Nasgovitz shares investment and voting power over the shares by virtue of his control over Heartland Advisors, Inc. Mr. Nasgovitz disclaims any beneficial ownership of the shares.

(3)	Based solely on information contained in a Schedule 13G filed jointly on February 11, 2011 by Ameriprise Financial, Inc. and Columbia Management Advisors, LLC, indicating, that each has shared voting power with respect to 1,157,399 shares and shared dispositive power with respect to 1,947,100 shares. Ameriprise Financial, Inc., a Delaware Corporation, is the parent holding company of Columbia Management Investment Advisers, LLC, an investment adviser registered under section 203 of the Investment Advisers Act of 1940.

(4)

Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, is a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Fidelity is the beneficial owner of 554,111 shares or 3.071% of the Common Stock outstanding of Computer Task Group, Incorporated (“the Company”) as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 554,111 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Strategic Advisers, Inc., 82 Devonshire Street, Boston, MA 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, provides investment advisory services to individuals. As such, FMR LLC’s beneficial ownership includes 642,907 shares, or 3.563%, of the Common Stock outstanding of Computer Task Group Incorporated, beneficially owned through Strategic Advisers, Inc.

Security Ownership by Management

The table below sets forth, as of March 25, 2011, the beneficial ownership of the Company’s common stock by (i) each director and nominee for director individually, (ii) each executive officer named in the summary compensation table individually, and (iii) all directors and executive officers of the Company as a group.

Name of Individual or Number in Group	Amount and Nature of Beneficial Ownership (1)		Percent of Class
James R. Boldt	1,238,319	(2)	6.8%
Thomas E. Baker	232,500	(3)	1.3%
Randall L. Clark	252,500	(4)	1.4%
Randolph A. Marks	374,960	(5)(6)	2.1%
William D. McGuire	89,300	(7)	*
John M. Palms	295,970	(8)	1.6%
Daniel J. Sullivan	254,901	(9)	1.4%
Michael J. Colson	338,389	(10)	1.9%
Filip J.L. Gydé	148,000	(11)	*
Brendan M. Harrington	216,671	(12)	1.2%
Arthur W. Crumlish	227,316	(13)	1.2%

All directors and executive officers as a group (12 persons)	3,801,153	(14)	20.8%

*	Less than 1 percent of outstanding shares.

(1)	The beneficial ownership information presented is based upon information furnished by each person or contained in filings made with the Securities and Exchange Commission. Except as otherwise indicated, each holder has sole voting and investment power with respect to the shares indicated.

(2)	Amount indicated represents 351,469 shares held by Mr. Boldt in his own name, 10,101 shares which are held by Mr. Boldt as custodian for members of his immediate family and options to purchase 876,749 shares that were exercisable on or within 60 days after March 25, 2011.

(3)	Amount indicated represents 72,500 shares held by Mr. Baker in his own name and options to purchase 160,000 shares that were exercisable on or within 60 days after March 25, 2011.

(4)	Amount indicated represents 42,500 shares held by Mr. Clark in his own name, 10,000 shares held by Mr. Clark’s wife, and options to purchase 200,000 shares that were exercisable on or within 60 days after March 25, 2011.

(5)

Under an agreement entered into in February 1981, upon the death of Mr. Marks, the Company will have the option to purchase up to as many shares of common stock owned by him as may be purchased with the proceeds of the insurance on the life of Mr. Marks maintained by the Company (currently $300,000 in the aggregate). The purchase price for the shares will be 90 percent of the market price of such shares on the Friday immediately preceding the date of death.

(6)	Amount indicated represents 169,960 shares held by Mr. Marks in his own name, 5,000 shares held by Mr. Marks’ wife, and options to purchase 200,000 shares that were exercisable on or within 60 days after March 25, 2011.

(7)	Amount indicated represents 24,000 shares held by Mr. McGuire in his own name and options to purchase 65,300 shares that were exercisable on or within 60 days after March 25, 2011.

(8)	Amount indicated represents 95,970 shares held by Mr. Palms in his own name and options to purchase 200,000 shares that were exercisable on or within 60 days after March 25, 2011.

(9)	Amount indicated represents 54,901 shares held by Mr. Sullivan in his own name and options to purchase 200,000 shares that were exercisable on or within 60 days after March 25, 2011.

(10)	Amount indicated represents 68,389 shares held by Mr. Colson in his own name and options to purchase 270,000 shares that were exercisable on or within 60 days after March 25, 2011.

(11)	Amount indicated represents 47,000 shares held by Mr. Gydé in his own name and options to purchase 101,000 shares that were exercisable on or within 60 days after March 25, 2011.

(12)	Amount indicated represents 57,921 shares held by Mr. Harrington in his own name and options to purchase 158,750 shares that were exercisable on or within 60 days after March 25, 2011.

(13)	Amount indicated represents 86,066 shares held by Mr. Crumlish in his own name and options to purchase 141,250 shares that were exercisable on or within 60 days after March 25, 2011.

(14)	Amount indicated includes options to purchase 2,661,549 shares that were exercisable on or within 60 days after March 25, 2011.

THE BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors is divided into three classes serving staggered three-year terms. The Board has seven directors and the following four committees: (i) Audit, (ii) Compensation, (iii) Nominating and Corporate Governance, and (iv) Executive. During 2010, the Board held a total of seven meetings. Each director attended at least 75% of the total number of Board meetings and the total number of meetings for the Board committees on which such director served.

Director Independence and Executive Sessions

The Board of Directors affirmatively determined in February 2011 that each of the Company’s six non-management directors, which include Thomas E. Baker, Randall L. Clark, Randolph A. Marks, William D. McGuire, John M. Palms and Daniel J. Sullivan, is an independent director in accordance with our corporate governance policies and the standards of the NASDAQ Stock Market (“NASDAQ”). As a result of these six directors being independent, a majority of our Company’s seven-person Board of Directors is currently independent as so defined. The Board of Directors has determined that there are no relationships between the Company and the directors classified as independent other than service on our Company’s Board of Directors.

The foregoing independence determination also included the conclusions of the Board of Directors that:

•

each member of the Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee described in this proxy statement is respectively independent under the standards listed above for purposes of membership on each of these committees; and

•	each of the members of the Audit Committee also meets the additional independence requirements under Rule 10A-3(b) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

Mr. Marks currently serves as the “lead” independent director for purposes of scheduling and setting the agenda for the executive sessions of the independent directors. It is presently contemplated that these executive sessions will occur at least once during the fiscal year ending December 31, 2011, in conjunction with a regularly scheduled Board meeting, in addition to the separate meetings of the standing committees of the Board of Directors.

The Board of Directors has also adopted a statement of corporate governance principles that is available on the Company’s website as described under “Corporate Governance and Website Information.”

Audit Committee

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Exchange Act, is composed of five directors: Thomas E. Baker, Chairman, Randall L. Clark, William D. McGuire, John M. Palms and Daniel J. Sullivan, and operates under a written charter adopted by the Board of Directors. The charter of the Audit Committee is available on our Company’s website as described below under “Corporate Governance and Website Information.” The Audit Committee met six times during 2010.

The primary purposes of the Audit Committee are to oversee on behalf of the Company’s Board of Directors: (1) the accounting and financial reporting processes of the Company and integrity of the Company’s financial statements, (2) the audits of the Company’s financial statements and appointment, compensation, qualifications, independence and performance of the Company’s independent registered public accounting firm, (3) the Company’s compliance with legal and regulatory requirements, (4) the Company’s internal audit function, and (5) the preparation of the Audit Committee report that SEC rules require to be included in the annual proxy statement. The Audit Committee’s job is one of oversight. Management is responsible for the Company’s financial reporting process including its system of internal control, and for the preparation of the Company’s consolidated financial statements in accordance with U.S. generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for auditing those financial statements. It is the Audit Committee’s responsibility to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews. Therefore, the Audit Committee has relied on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with U.S. generally accepted accounting principles, on its discussions with the independent registered public accounting firm and on the representations of the Company’s independent registered public accounting firm included in its report on the Company’s financial statements.

The Board of Directors has determined that the members of the Audit Committee are independent as described above under “Director Independence and Executive Sessions” and that each of them is able to read and understand fundamental financial statements. The Board of Directors has determined that Thomas E. Baker is an “audit committee financial expert” as defined in Item 407 of Regulation S-K. Under the rules of the SEC, the designation or identification of a person as an audit committee financial expert does not impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Audit Committee and Board of Directors in the absence of such designation or identification. Moreover, the designation of a person as an audit committee financial expert does not affect the duties, obligations or liability of any other member of the Audit Committee or Board of Directors.

Audit Committee Report

The Audit Committee has reviewed and discussed the audited financial statements with management; and has discussed with the Company’s independent auditors the matters required to be discussed pursuant to the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accountant the independent registered public accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

Submitted by the Audit Committee

Thomas E. Baker, Chairman

Randall L. Clark

William D. McGuire

John M. Palms

Daniel J. Sullivan

Executive Committee

The Executive Committee is composed of James R. Boldt, Chairman, Thomas E. Baker, John M. Palms and Daniel J. Sullivan. The Executive Committee did not meet during 2010. The Executive Committee is empowered to act for the Board of Directors in intervals between Board meetings, with the exception of certain matters that by law or under NASDAQ rules cannot be delegated. The Executive Committee meets as necessary.

Nominating and Corporate Governance Committee and Director Nomination Process

The Nominating and Corporate Governance Committee is composed of John M. Palms, Chairman, Thomas E. Baker, Randall L. Clark, Randolph A. Marks, William D. McGuire and Daniel J. Sullivan. This Committee held four meetings during 2010.

This Nominating and Corporate Governance Committee has a charter that is available on our Company’s website as described below under “Corporate Governance and Website Information.” The primary purposes of the Committee are to (a) recommend to the Board of Directors the individuals qualified to serve on the Company’s Board of Directors for election by shareholders at each annual meeting of shareholders and to fill vacancies on the Board of Directors, (b) implement the Board’s criteria for selecting new directors, (c) develop, recommend to the Board, and assess corporate governance policies for the Company, and (d) oversee the evaluation of the Board.

The Board of Directors has determined that the members of the Nominating and Corporate Governance Committee are independent as described above under “Director Independence and Executive Sessions.”

Director Nominations Made by Shareholders. The Nominating and Corporate Governance Committee will consider nominations timely made by shareholders pursuant to the requirements of our By-laws, which are referred to under “Shareholder Proposals.” The Nominating and Corporate Governance Committee has not formally adopted any specific elements of this policy, such as minimum specific qualifications or specific qualities or skills that must be possessed by qualified nominees, beyond the Nominating and Corporate Governance Committee’s willingness to consider candidates proposed by shareholders.

Procedure for Shareholders to Nominate Directors. Any shareholder who intends to present a director nomination proposal for consideration at the 2012 annual meeting and intends to have that proposal included in the proxy statement and related materials for the 2012 annual meeting, must deliver a written copy of the proposal to the Company’s principal executive offices no later than the deadline, and in accordance with the notice procedures, specified under “Shareholder Proposals” in this proxy statement and in accordance with the applicable requirements of Rule 14a-8 of the Exchange Act.

If a shareholder does not comply with the Rule 14a-8 procedures, the shareholder may use the procedures set forth in the Company’s By-laws, although in the latter case the Company would not be required to include the nomination proposal as a proposal in the proxy statement and proxy card mailed to shareholders in connection with the next annual meeting of shareholders. For shareholder nominations of directors to be properly brought before an annual meeting by a shareholder pursuant to the By-laws, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, any shareholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of such shareholder’s intent to make such nomination is given, either by personal delivery or by United States mail, postage prepaid, to and received by the Secretary of the Company not later than 60 days in advance of the originally scheduled date of the annual meeting of shareholders.

The shareholder’s notice referred to above must set forth (1) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (2) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (3) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (4) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated by the Board of Directors; and (5) the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Board Composition and Diversity. The Nominating and Corporate Governance Committee’s current process for identifying and evaluating nominees for director consists of general periodic evaluations of the size and composition of the Board of Directors with a goal of maintaining continuity of appropriate industry expertise and knowledge of the Company. The Nominating and Corporate Governance Committee strives to compose the Board of Directors with individuals possessing a variety of complementary skills.

With respect to the nominees for re-election at this meeting and with respect to the other members of the Board, the Nominating and Corporate Governance Committee and the Board of Directors as a whole focused primarily on the experience, qualifications, attributes and skills discussed in each of the director’s biographies set forth above. In each case, the Nominating and Corporate Governance Committee and the Board of Directors considered important the achievements of the individual in the successful career described. With regard to Mr. Boldt, the Nominating and Corporate Governance Committee and Board believe that it is important that they have immediate access to his direct involvement in the management of the Company. With regard to Mr. Baker, the Nominating and Corporate Governance Committee and the Board particularly noted his significant financial and audit related experience. With regard to Mr. McGuire, the Nominating and Corporate Governance Committee and the Board particularly noted his knowledge of and experience with the healthcare industry, which is an important market for the Company’s services. With regard to Mr. Palms, the Nominating and Corporate Governance Committee and the Board particularly noted his scientific expertise and his significant experience with the operations of public institutions and universities. With regard to Mr. Sullivan, the Nominating and Corporate Governance Committee and the Board particularly noted the broad perspective resulting from his diverse experience in managing and serving as an officer for a large, public company. With regard to Mr. Marks, the Nominating and Corporate Governance Committee and the Board particularly noted his long and successful experience with the Company and his deep understanding of the Company’s operations and the industry in which it operates. With regard to Mr. Clark, the Nominating and Corporate Governance Committee and the Board particularly noted his experience in marketing, his experience in operating large companies, and his experience in management oversight through the large and diverse group of companies on whose boards of directors he serves.

Although diversity may be a consideration in the Nominating and Corporate Governance Committee’s process, the Nominating and Corporate Governance Committee and the Board of Directors do not have a formal policy with regard to the consideration of diversity in identifying director nominees. Since neither the Board nor the Nominating and Corporate Governance Committee has received any shareholder nominations in the past, the Nominating and Corporate Governance Committee has not considered whether there would be any differences in the manner in which the Committee evaluates nominees for director based on whether the nominee is recommended by a shareholder.

Source of Recommendation for Current Nominees. The nominees for director included in this proxy statement have been formally recommended by the incumbent independent directors who serve on the Nominating and Corporate Governance Committee. The Company did not pay a fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees.

Past Nominations from More Than 5% Shareholders. Under the SEC rules (and assuming consent to disclosure is given by the proponents and nominee), the Company must disclose any nominations for director made by any person or group beneficially owning more than 5% of the Company’s outstanding common stock received by the Company by the date that was 120 calendar days before the anniversary of the date on which its proxy statement was sent to its shareholders in connection with the previous year’s annual meeting. The Company did not receive any such nominations.

Shareholder Communications to the Board of Directors

Any record or beneficial owner of the Company’s common stock who has concerns about accounting, internal accounting controls, auditing matters or any other matters relating to the Company and wishes to communicate with the Board of Directors on such matters may contact the Audit Committee directly. The Audit

Committee has undertaken on behalf of the Board of Directors to be the recipient of communications from shareholders relating to the Company. If particular communications are directed to the full Board, independent directors as a group, or individual directors, the Audit Committee will route these communications to the appropriate directors or committees so long as the intended recipients are clearly stated. Alternatively, any interested parties may communicate with the presiding lead independent director of our Board of Directors by writing to Randolph A. Marks, c/o Computer Task Group, Incorporated, 800 Delaware Avenue, Buffalo, New York 14209.

Communications intended to be anonymous may be made by calling the Company’s Whistleblower Hotline Service at 800-854-5313 and identifying yourself as an interested party intending to communicate with the Audit Committee (this third party service undertakes to forward such communications to the Audit Committee if so requested, assuming the intended recipient is clearly stated). You may also send communications intended to be anonymous by mail, without indicating your name or address, to Computer Task Group, Incorporated, 800 Delaware Avenue, Buffalo, New York 14209, Attention: Chairman of the Audit Committee. Communications not intended to be made anonymously may also be made by calling the hotline number or by mail to that address.

Shareholder proposals intended to be presented at a meeting of shareholders by inclusion in the Company’s proxy statement under SEC Rule 14a-8 or intended to be brought before a shareholders’ meeting in compliance with the Company’s By-laws are subject to specific notice and other requirements referred to under “Shareholder Proposals” and in applicable SEC rules and the Company’s By-laws. The communications process for shareholders described above does not modify or eliminate any requirements for shareholder proposals intended to be presented at a meeting of shareholders. If you wish to make a proposal to be presented at a meeting of shareholders, you may not communicate such proposals anonymously and may not use the hotline number or Audit Committee communication process described above in lieu of following the notice and other requirements that apply to shareholder proposals intended to be presented at a meeting of shareholders.

The Company encourages its directors to attend its annual meetings but has not adopted a formal policy requiring this attendance. Except for Mr. Marks, all of our directors attended our annual meeting on May 12, 2010.

Corporate Governance and Website Information

The Company follows certain corporate governance requirements that it believes are in compliance with the corporate governance requirements of the NASDAQ listing standards and SEC regulations. The principal elements of these governance requirements as implemented by our Company are:

•	affirmative determination by the Board of Directors that a majority of the directors is independent;

•	regularly scheduled executive sessions of independent directors;

•

Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee comprised of independent directors and having the purposes and charters described above under the separate committee headings;

•	internal audit function;

•	corporate governance principles of our Board of Directors;

•	specific authorities and procedures outlined in the charters of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee; and

•

a code of business conduct and ethics applicable to directors, officers and employees of our Company. This code also contains a sub-section that constitutes a code of ethics (the “Code of Ethics”) specifically applicable to the Chief Executive Officer, Chief Financial Officer and other members of our Company’s finance department based on their special role in promoting fair and timely public reporting of financial and business information about our Company.

The charters of the Audit Committee, Compensation Committee, and Nominating and Governance Committee, the corporate governance principles of the Board of Directors, and the Code of Ethics are available without charge on the Company’s website at www.ctg.com, by clicking on “Investors,” and then “Corporate Governance.” We will also send these documents without charge and in print to any shareholder who requests them. The Company intends to disclose any amendments to or waivers of the Code of Ethics on its website.

Board Leadership and Role in Risk Oversight

Mr. Boldt serves as both the Chairman and the CEO of the Company. The Board of Directors believes this structure is in the best interests of the Company and its shareholders since Mr. Boldt is most familiar with the operational and industry challenges facing the Company. As such, Mr. Boldt is best positioned to develop agendas for Board meetings that ensure the Board’s time is most appropriately focused on issues of highest priority.

Each of the directors other than Mr. Boldt is an independent director. Mr. Marks presently serves as the lead independent director. In this capacity, Mr. Marks acts as a liaison between the independent directors and the Chairman to facilitate feedback and provide input concerning agenda items. The Board believes this approach appropriately and effectively complements the combined CEO/Chairman structure by enhancing the flow of information.

The Board views enterprise risk management (“ERM”) as an integral part of the Company’s strategic planning process and, as such, has charged the Audit Committee with the responsibility of overseeing the ERM process. To facilitate coordination of ERM at the operational level, the Audit Committee appointed Brendan M. Harrington as the Company’s Chief Risk Officer (“CRO”). In this capacity, Mr. Harrington works with the CEO and executive officers of the Company to provide periodic ERM reports to the Audit Committee; and strives to generate careful and thoughtful attention on the Company’s ERM process, the nature of material risks to the Company and the adequacy of the Company’s policies and procedures designed to mitigate these risks. Among the matters that are considered in the Company’s ERM process is the extent to which the Company’s policies and practices for incentivizing and compensating employees, including non executive officers, may create risks that are reasonably likely to have a material adverse effect on the Company. In this manner, the Board believes it appropriately encourages management to promote a corporate culture that appreciates risk management and incorporates it into the overall strategic planning process of the Company.

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year, the Compensation Committee was comprised entirely of independent directors. The Compensation Committee of the Board of Directors is composed of Daniel J. Sullivan, Chairman, Thomas E. Baker, Randall L. Clark, William D. McGuire and John M. Palms. In 2010, Mr. Boldt, the Company’s Chairman of the Board and CEO, served as a director on the Board of Dunn Tire LLC, a privately owned business. Mr. Clark, a member of the Compensation Committee, served as the Chairman of the Board of Directors of Dunn Tire LLC in 2010. The Company conducted no business with Dunn Tire LLC in 2010.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Composition and Primary Purposes

The Compensation Committee of the Board of Directors is composed of Daniel J. Sullivan, Chairman, Thomas E. Baker, Randall L. Clark, William D. McGuire and John M. Palms. The Compensation Committee is responsible for overseeing the administration of the Company’s employee stock and benefit plans, establishing policies relating to the compensation of employees and setting the terms and conditions of employment for executive officers. During 2010, the Compensation Committee held a total of four meetings. The Board of

Directors has determined that the members of the Compensation Committee are independent as described above under “Director Independence and Executive Sessions.”

The Compensation Committee has a charter that is available on our Company’s website as described above under “Corporate Governance and Website Information.” The Compensation Committee reviews the charter annually and updates the charter as necessary. The primary purposes of the Compensation Committee are to: (1) review and approve corporate goals and objectives relevant to the Company’s compensation philosophy, (2) evaluate the CEO’s performance and determine the CEO’s compensation in light of those goals and objectives, (3) review and approve executive officer compensation, incentive compensation plans and equity-based plans; and (4) produce an annual report on executive compensation, and approve the Compensation Discussion and Analysis, for inclusion in the Company’s annual proxy statement.

Compensation Philosophy and Executive Compensation Objectives

Given the exceptionally competitive nature of the IT Industry, the Company’s Compensation Committee and management believe it is strategically critical to attract, retain and motivate the most talented employees possible by providing competitive total compensation packages. This general philosophy on compensation applies to all employees of the Company. With regard to executive officer compensation, the Company seeks to accomplish the following high-level objectives:

•

Offer a Competitive Total Compensation Package. To attract the most talented executive officers possible, the Company should tailor each executive officer’s total compensation plan to reflect average total compensation offered at similar organizations. This is accomplished by means of routine compensation surveying, the process for which is described further below.

•

Tie Total Compensation to Performance in a Meaningful Manner. To promote the Company’s overall annual and long-term financial and operating objectives, a significant portion of total compensation should be based upon the accomplishment of specific Company objectives within an executive officer’s purview. This is accomplished by means of various performance-based incentive plans described further below.

•

Encourage Executives to Think Like Shareholders. To promote the best interests of shareholders, executive officers should be encouraged to maintain a significant equity interest in the Company. This is accomplished by means of various equity award plans described further below.

How Executive Compensation is Determined

In order to promote the Company’s objective of tying total compensation to performance in a meaningful manner, the Company has adopted a uniform approach to compensation planning. In short, once the Board of Directors has reviewed and approved the corporate goals and objectives for the entire Company, the Compensation Committee begins the process of setting compensation for the executive officers. Once compensation has been set for the executive officers, they in turn are able to set performance-based objectives for their direct reports. This approach to compensation planning continues throughout the organization. In this manner, the compensation planning process seeks to optimize shareholder value by integrating appropriate employee responsibilities with corporate objectives.

In an effort to accomplish the Company’s objective of offering competitive total compensation packages, the Compensation Committee routinely surveys total compensation packages for all executive officers. In 2010, as has been the practice for several years, the Compensation Committee retained the services of Towers Watson1,

[1]	In the future, the Company expects to retain these services from Pay Governance LLC. Pay Governance, established in July 2010, is led by a group of former leaders at Towers Watson and focuses its practice on advisory services to compensation committees.

a highly-regarded independent compensation consulting firm, to undertake an annual compensation review for each of the Company’s executive officers. Towers Watson reports to, and acts solely at the direction of, the Compensation Committee. Towers Watson does not provide any other services to the Company or any of the Company’s executive officers individually, aside from those services provided to the Compensation Committee. Prior to conducting the study, Towers Watson was provided with job descriptions for each of the executive officers and was specifically instructed to provide the Compensation Committee with a Competitive Market Analysis—a written report for each executive officer reflecting the competitive range of total compensation for comparable positions.

Surveying Methodology Used. Towers Watson used its proprietary executive compensation database to create the report. This database contains compensation data from over 820 companies. From this data, Towers Watson performed regression analyses designed to identify a competitive range for jobs in similar sized companies with similar responsibilities. The competitive range identified in the Towers Watson report approximates the statistical mean within one standard deviation. As such, the competitive range tends to fall within approximately fifteen percentage points on either side of the mean. The deviation in this range is usually explained by differences in experience, length of service and/or differences in responsibilities. For executives identified as “named executive officers” in last year’s proxy statement, Towers Watson further cross-compared this competitive range against a peer group of companies chosen by the Compensation Committee.2 However, this comparison was merely provided for validation purposes and had no impact on the original competitive range presented by Towers Watson.

For 2010, the Towers Watson report contained the following observations:

•	Total compensation for Mr. Colson and Mr. Crumlish was within the competitive range.

•

Total compensation for Mr. Gydé was higher than the competitive range. Mr. Gydé is based in Belgium and is compensated in Euros. The strength of the Euro, when compared to the U.S. dollar, caused Mr. Gydé’s compensation to be higher than the competitive range. The Compensation Committee feels that Mr. Gydé’s compensation in Euros is within the competitive range for similar jobs in the Western European market.

•	Total compensation for Mr. Harrington was below the competitive range. During 2010, the Compensation Committee brought Mr. Harrington’s total compensation within a competitive range.

•

Mr. Boldt’s total cash compensation (defined as a combination of base salary plus annual cash incentive) is competitive within the market range established for the CEO position. The Compensation Committee has, however, elected to have a lower than market base salary for Mr. Boldt and a higher than market cash incentive. The Committee has done so because it believes that placing a greater emphasis on cash incentive compensation should ultimately lead to improvements in the Company’s overall profitability and therefore, shareholder value. The Company has historically trailed the competitive market range with regard to granting long-term equity incentive compensation. This has caused Mr. Boldt’s total compensation (cash and equity) to be below market. It is the Compensation Committee’s intention, however, over a period of time to provide total compensation which is in line with the market.

Upon completion of the report, the Compensation Committee met personally with a representative of Towers Watson to review the document. The Compensation Committee used the Towers Watson study, in conjunction with the Company’s overall long-term financial and operating objectives for 2010, to set total compensation for the CEO. Prior to approving Mr. Boldt’s total compensation package for 2010, the

[2]	The peer group cited by the Compensation Committee for validation consisted of the following entities: Analysts International Corp. (ANLY), CIBER Inc. (CBR), Compuware Corp. (CPWR), iGATE Corp. (IGTE), Sapient Corp. (SAPE) and Technology Solutions Co. (TSCC).

Compensation Committee also reviewed the details of each aspect of Mr. Boldt’s compensation. Mr. Boldt has no direct role in establishing the terms of his own compensation. The details of Mr. Boldt’s total compensation for 2010 are discussed in more detail below.

The CEO used the Towers Watson Competitive Market Analysis, in conjunction with the Company’s overall long-term financial and operating objectives for 2010, to make compensation recommendations to the Board for each executive officer. It has been the practice of the Board to approve total compensation packages that contain a significant portion of tailored, performance-based incentives within the executive officer’s purview. The executive officers have no direct role in establishing the terms of their compensation. The details of each named executive officer’s total compensation for 2010 are discussed below in more detail.

Components of Executive Compensation

The compensation paid to the Company’s executive officers, as reflected in the tables set forth in this proxy statement, can be broken down into the following three general categories: (i) Baseline Compensation, (ii) Performance-Based Incentives and (iii) Equity-Based Incentives.

Baseline Compensation

Baseline Compensation includes annual base salary, standard employee benefits available to all employees generally and participation in certain executive level employee benefit programs. Once awarded, compensation payments made under this component are provided during the course of the year without regard to achievement of specific performance-based objectives. The Company chooses to pay this component of compensation because it comprises the foundation of executive compensation. As such, the Company considers maintaining competitive levels of baseline compensation essential to attracting and retaining talented personnel.

Annual Base Salary—In an effort to stay competitive, annual salaries for executive officers are reviewed by the Compensation Committee on a yearly basis. With respect to determining the base salary of executive officers, the Committee takes into consideration the compensation report prepared by Towers Watson, the executive’s individual performance as well as length of service and internal equity considerations. Of these factors, the Towers Watson report is generally given the most weight.

Standard Employee Benefits—Executive officers are entitled to participate in the same benefit programs afforded generally to all other employees of the Company. Such benefits generally include a 401(k) program, Medical/Dental/Vision Health Plans, Employee Stock Purchase Plan, Short-Term and Long-Term Disability Plans and Flexible Spending Account Plan.

Executive Level Benefits—In addition to the benefits afforded to employees generally, executive officers are also eligible to participate in or receive the benefit of the following Company sponsored Executive Level Benefits: Long-Term Executive Disability Plan, Executive Life Insurance Plan, Accidental Death & Dismemberment and Travel Accident Plan, Income Tax Preparation and Advice program, Executive Medical and Dental Plan program, and the Company’s change in control agreements.3 A synopsis of these executive level benefits is provided below:

•

Long-Term Executive Disability Plan. The Company will pay, on the executive’s behalf, the premiums associated with maintaining a long-term disability policy with seventy percent (70%) salary replacement up to $25,000 per month. The benefits provided under the Long-Term Executive Disability Plan are provided in lieu of the Long-Term Disability Plan afforded to employees generally.

[3]	Since Belgium law designates the calculation of separation benefits, Mr. Gydé does not have a change in control agreement.

•

Executive Life Insurance Plan. The Company will pay, on the executive’s behalf, the premiums associated with maintaining a life insurance policy with coverage equal to three times current annual base salary.

•

Accidental Death & Dismemberment & Travel Accident Plan. The Company will pay, on the executive’s behalf, the premiums associated with maintaining an accidental death and dismemberment policy with coverage equal to four times current annual base salary.

•	Income Tax Preparation and Advice Program. The Company will generally reimburse executives for out-of-pocket fees expended, up to $2,000, on tax preparation, planning or advice.

•	Executive Medical and Dental Plan Program. The Company will reimburse executives for out-of-pocket expenses, up to $10,000, on qualifying medical or dental expenditures.

•

Change in Control Agreements. Pursuant to the terms of these agreements, executives are generally entitled to the following benefits in the event of a Change in Control (as defined in the agreements): (a) immediate vesting of all stock-related awards granted under the 1991 Stock Option Plan, the 2000 Equity Award Plan or the 1991 Restricted Stock Plan; (b) immediate vesting and cash payout of any deferred compensation accruing pursuant to the Company’s Nonqualified Key Employee Deferred Compensation Plan; and (c) to the extent that the executive’s stock option rights are impeded or adversely affected by the resulting Change in Control (i.e., no comparable Conversion Options offered), an executive is entitled to an immediate lump sum payout of the built in gain on all unexercised stock options, calculated as of the date of the Change in Control. Further, additional severance benefits apply in the event the executive’s employment is terminated for Good Reason by the executive or without Cause by the Company within six (6) months before or twenty-four (24) months after the date of Change in Control.[4] These additional severance benefits include: a lump sum payment of two times[5] the executive’s annual rate of salary, a lump sum payment of two times the executive’s average annual Incentive (calculated from the preceding three years), a lump sum payout (in lieu of continued healthcare coverage) equal to twenty-five percent (25%) of current salary and highest annual Incentive, indemnification coverage for a period of sixty (60) months, a cash-out of equity-based compensation; and payout of any and all deferred compensation accruing up to the date of termination. For more information on Potential Change in Control related payments, see “Potential Payments upon Termination or Change in Control.”

Performance-Based Incentives

Performance-based incentives include an annual cash incentive (“Incentive”) and participation in the Company’s Nonqualified Key Employee Deferred Compensation Plan (“Deferred Compensation Plan”). Compensation payments provided under these programs are conditional upon the accomplishment of specific performance-based goals. The Company chooses to pay this component of compensation because it believes such compensation programs are critical to motivating executive officers in a manner that directly impacts shareholder value.

Annual Cash Incentive Compensation—Each executive officer’s total annual compensation includes a potential Incentive award. Incentive payments are contingent upon the accomplishment of certain performance-based objectives selected by the Compensation Committee annually. In selecting objectives, the Compensation Committee seeks to individually tailor performance criteria for each executive officer. The amounts of the Incentive, and the formula for calculating actual payments, are regularly reviewed and surveyed in conjunction with the Towers Watson study discussed earlier. In 2010, the Compensation Committee established performance

[4]	In Mr. Boldt’s case, these severance benefits may also be triggered by his termination for any reason within six (6) months following the Change in Control.
[5]	In Mr. Boldt’s case, 2.99 times current salary, and 2.99 times the highest annual Incentive (calculated from the preceding three years), is provided.

objectives for the executive officers based on targeted levels of revenue and operating income. To the extent an executive officer has specific operational responsibilities, performance objectives were split between: (i) consolidated revenues and operating income for the entire Company and (ii) business unit revenues and gross profit for that executive officer’s focus of operation. Targets for non-operational executive officers, including the CEO, were based solely on consolidated revenues and operating income for the entire Company.

The formula for calculating each executive officer’s Incentive provides that at least eighty percent (80%) of the stipulated plan target (“Threshold”) must be achieved before any remuneration is awarded for that objective. If the Threshold is achieved, the executive officer receives fifty percent (50%) of the designated plan award for that objective. Then, for each additional percentage point (1%) achieved above the Threshold, up to one hundred percent (100%) of the plan target (“Objective Goal”), the executive officer receives another two and one-half percent (2.5%) of the designated plan award for that objective. For each additional percentage point (1%) achieved above the Objective Goal, the executive officer receives another five percent (5%) of the designated plan award for that objective. Each plan prohibits the receipt of amounts in excess of two hundred percent (200%) of the designated plan award for that objective.

The designated plan award is generally calculated as a percentage of annual base salary. In 2010, the designated plan awards were : (i) for Mr. Boldt, CEO, one hundred percent (100%) of base salary actually paid, (ii) for Mr. Harrington, CFO, fifty percent (50%) of base salary actually paid, (iii) for Mr. Gydé, SVP, forty-five percent (45%) of base salary actually paid, (iv) for Mr. Colson, SVP, seventy-five percent (75%) of base salary actually paid, and (v) for Mr. Crumlish, SVP, fifty percent (50%) of base salary actually paid.

The Compensation Committee believes that each executive officer’s Incentive plan targets for 2010 involve a reasonably challenging degree of difficulty that considers current economic challenges and reflects the board’s desire to maintain flexibility in enhancing the executive officer’s focus, motivation and enthusiasm. The Compensation Committee does not retain any discretion to award Incentive compensation absent achievement of the specified thresholds or to reduce or increase the size of any award or payout. In this manner, the Compensation Committee believes that each executive officer’s Incentive plan targets are reasonably tailored to promote the Company’s overall annual and long-term financial goals.

Deferred Compensation—This component of executive compensation consists of employee and Company contributions under the Deferred Compensation Plan for those executives chosen to participate in the plan. Executives chosen to participate in the plan are eligible to elect to defer a percentage of their annual cash compensation. In addition, executives are also eligible to receive a Company contribution under the plan in an amount equal to a specified percentage of the sum of the executive’s 2010 Base Salary and Incentive compensation. Payment of the Company’s contribution is contingent on the accomplishment of certain performance targets6 recommended by the CEO and approved by the Compensation Committee. Actual amounts paid under the Company contributions, and the formula for calculating actual payments, are regularly reviewed and approved by the Compensation Committee. The contribution can be made in cash or the Company’s common stock, as determined by the Compensation Committee. In 2010, for those executives chosen to participate in the plan, the Company’s contribution percentage was seven and one-half percent (7.5%) of the annual amounts received from both Base Salary and annual Incentive amounts. The Company’s Omnibus Code Section 409A Compliance Policy became effective as of January 1, 2009. This policy is designed to ensure compliance with Internal Revenue Code Section 409A and applicable Treasury Regulations for arrangements that are or may constitute nonqualified deferred compensation plans.

[6]	In 2010, the performance targets for the Deferred Compensation Plan were based upon the Company’s attainment of certain operating income targets.

Equity-Based Incentives

This component of executive compensation consists of grants of restricted stock and stock options under the Company’s 2000 Equity Award Plan and the 1991 Restricted Stock Plan. In making such grants, the Compensation Committee considers an executive’s past contributions and expected future contributions towards Company performance. Grants are made to key employees of the Company who, in the opinion of the Compensation Committee, have had and are expected to continue to have a significant impact on the long-term performance of the Company. The awards are designed to reward individuals who remain with the Company; and to further align employee interests with those of the Company’s shareholders. The Company chooses to pay this component of compensation because it believes that stock ownership by management is beneficial in aligning management’s activities and decisions with shareholders’ interests of maximizing share value.

Except in circumstances of new or recently promoted executive officers, the Compensation Committee grants equity compensation on a set date each year. The Company does not time or plan the release of material non-public information for the purpose of affecting the value of compensation. Equity awards may also be granted at other meetings of the Compensation Committee to individuals who become executive officers, are given increased responsibilities during the year or in recognition of special accomplishments.

Restricted Stock Grants During 2010—The Compensation Committee granted restricted stock awards, under the Company’s 1991 Restricted Stock Plan, to various executive officers as identified in the tables below. In general, recipients of restricted stock awards receive a specified number of non-transferable restricted shares to be held by the Company, in the name of the grantee, until satisfaction of stipulated vesting requirements. Upon satisfaction of such vesting requirements, restrictions prohibiting transferability will be removed from the vested shares. In determining whether to grant an individual restricted stock, the Compensation Committee considers an executive’s contribution toward Company performance, expected future contribution and the number of options and shares of common stock presently held by the executive. For awards of restricted stock granted in 2010 to executive officers, shares vest in four equal installments over the next four years, beginning on the first anniversary of the date of grant. Similar to awards of stock options, restricted stock awards directly align compensation with increases in shareholder value; and provide benefits of share ownership (such as voting rights, right to earn dividends, etc.) immediately upon grant.

Stock Options Granted During 2010—The Compensation Committee granted stock options under the Company’s 2000 Equity Award Plan to various executive officers as identified in the tables below. In general, recipients of the stock options receive the right to purchase shares of common stock of the Company in the future at a price equal to the value of the Company’s common stock, as reported on NASDAQ, at closing on the date of grant. The Compensation Committee determines the dates and terms upon which options may be exercised, as well as whether the options will be incentive stock options or nonqualified stock options. For awards granted to executive officers in 2010, options vest in four equal installments over the next four years, beginning on the first anniversary of the date of grant.7 In determining whether to grant an individual stock options, the Compensation Committee considers an executive’s contribution toward Company performance, expected future contribution and the number of options and shares of common stock presently held by the executive. Any value that might be received from an equity grant depends upon increases in the price of the Company’s common stock. Accordingly, the amount of compensation to be received by an executive is directly aligned with increases in shareholder value.

[7]	In 2010, however, Mr. Gydé received a grant of 10,000 stock options which will vest, in their entirety, in 2014. This method of vesting was provided as a means of accommodating certain tax laws in Belgium, which requires recognition of tax consequences on the date of grant.

2010 SUMMARY COMPENSATION TABLE

Name and principal position (a)	Year (b)	Salary ($) (c)	Stock Awards ($) (e)(1)	Option Awards ($) (f)(2)	Non-Equity Incentive Plan Compensation ($) (g)		All Other Compensation ($) (i)(5)		Total ($) (j)
James R. Boldt Chairman, President and Chief Executive Officer	2010	$456,233	$344,640	$138,136	$647,219	(3)	$38,824	(6)	$1,707,811
					$82,759	(4)
	2009	$450,000	$294,000	$86,708	$0	(3)	$70,361	(6)	$923,569
					$22,500	(4)
	2008	$446,702	$167,650	$73,696	$666,053	(3)	$55,636	(6)	$1,521,013
					$111,276	(4)

Brendan M. Harrington Senior Vice President, Chief Financial Officer	2010	$252,312	$28,720	$69,068	$178,967	(3)	$19,884		$581,297
					$32,346	(4)
	2009	$237,000	$19,600	$43,354	$0	(3)	$16,405		$328,209
					$11,850	(4)
	2008	$228,654	$19,160	$36,848	$170,466	(3)	$22,430		$517,470
					$39,912	(4)

Filip J.L. Gydé Senior Vice President and General Manager, CTG Europe	2010	$281,854	$28,720	$69,953	$167,173	(3)	$131,387	(7)	$679,087
					$0	(4)
	2009	$297,299	$19,600	$46,117	$0	(3)	$108,132	(7)	$471,148
					$0	(4)
	2008	$298,467	$19,160	$39,992	$126,184	(3)	$130,439	(7)	$614,242
					$0	(4)

Michael J. Colson Senior Vice President, Solutions	2010	$255,320	$53,850	$69,068	$192,268	(3)	$35,742	(8)	$639,817
					$33,569	(4)
	2009	$246,000	$36,750	$43,354	$71,112	(3)	$31,372	(8)	$444,444
					$15,856	(4)
	2008	$244,116	$19,160	$36,848	$308,515	(3)	$33,815	(8)	$697,717
					$55,263	(4)

Arthur W. Crumlish Senior Vice President and General Manager, Strategic Staffing Services	2010	$240,746	$28,720	$69,068	$191,983	(3)	$32,975	(9)	$595,947
					$32,455	(4)
	2009	$239,000	$19,600	$43,354	$0	(3)	$51,343	(9)	$365,247
					$11,950	(4)
	2008	$237,116	$19,160	$36,848	$137,354	(3)	$56,130	(9)	$524,055
					$37,447	(4)

(1)	The amounts in column (e) reflect the aggregate grant date fair value for the awards granted in the fiscal years ended December 31, 2010, 2009 and 2008 as applicable, as computed in accordance with FASB ASC Topic 718.

(2)	The amounts in column (f) reflect the aggregate grant date fair value for the options granted in the fiscal years ended December 31, 2010, 2009 and 2008 as applicable, as computed in accordance with FASB ASC Topic 718.

(3)	Represents cash payments earned under the respective executive’s annual cash incentive plan (“Incentive”).

(4)	Represents amounts contributed by the Company under the Computer Task Group, Incorporated Nonqualified Deferred Compensation Plan.

(5)	Life Insurance. During 2010, the Company provided life insurance benefits for Messrs. Boldt, Harrington, Colson and Crumlish. The premiums paid by the Company for these benefits totaled $11,428, $6,763, $8,181 and $16,012, respectively. In 2009, the premiums for these life insurance benefits for Messrs. Boldt, Harrington, Colson and Crumlish totaled $50,448, $6,928, $8,623 and $30,800, respectively. In 2008, the premiums for these life insurance benefits for Messrs. Boldt, Harrington, Colson and Crumlish totaled $34,055, $9,131, $10,445 and $27,078, respectively.

401(k) Contributions. The Company may match up to 3% of the contributions made by Messrs. Boldt, Harrington, Colson and Crumlish to the Computer Task Group, Incorporated 401(k) Plan. Contributions made by the Company during 2010 for Messrs. Boldt, Harrington, Colson and Crumlish totaled $8,250, $7,535, $8,250, and $7,210, respectively. Contributions made by the Company during 2009 for Messrs. Boldt, Harrington, Colson and Crumlish totaled $5,592, $5,265, $5,278, and $5,268, respectively. Contributions made by the Company during 2008 for Messrs. Boldt, Harrington, Colson, and Crumlish each totaled $6,900.

(6)	In addition to life insurance premiums and 401(k) contributions (as further disclosed in footnote 5), during 2010, Mr. Boldt received a total value of $19,146 from the following Executive Level Benefits (which are further described beginning on page 17): Long-Term Executive Disability Plan, Accidental Death & Dismemberment & Travel Accident Plan, Executive Medical and Dental Plan Program and Mr. Boldt’s annual dues at a luncheon club. Mr. Boldt received a total value of $14,321 and $14,681 from these Executive Level Benefits during 2009 and 2008, respectively.

(7)	In accordance with Belgium law the Company is required to pay Mr. Gydé: (i) 92% of one month’s pay as vacation pay and (ii) a year-end premium equal to one month’s pay. Together, these legal obligations totaled $71,844 in 2010, $47,568 in 2009 and $67,897 in 2008. The Company also makes contributions towards Mr. Gydé’s cafeteria plan account, which is a plan generally available to all Belgium employees. Contributions to Mr. Gydé’s cafeteria plan totaled $35,313 in 2010, $37,216 in 2009 and $37,910 in 2008. The Company also leases an automobile for Mr. Gydé’s use, as is done for all Belgium employees with a likelihood of traveling. The cost to the Company for leasing Mr. Gydé’s automobile was $22,230 in 2010, $23,348 in 2009 and $24,632 in 2008. Mr. Gydé also received $2,000 for Income Tax Preparation in 2010.

(8)	In addition to life insurance premiums and 401(k) contributions (as further disclosed in footnote 5), during 2010, Mr. Colson received a total value of $19,311 from the following Executive Level Benefits (which are further described beginning on page 17): Long-Term Executive Disability Plan, Accidental Death & Dismemberment & Travel Accident Plan, Income Tax Preparation and Advice Program, Executive Medical and Dental Plan Program and Mr. Colson’s annual dues at a luncheon club. Mr. Colson received a total value of $17,471 and $16,470 from these Executive Level Benefits during 2009 and 2008, respectively.

(9)	In addition to life insurance premiums and 401(k) contributions (as further disclosed in footnote 5), during 2010, Mr. Crumlish received a total value of $9,753 from the following Executive Level Benefits (which are further described beginning on page 17): Long-Term Executive Disability Plan, Accidental Death & Dismemberment & Travel Accident Plan, and Executive Medical and Dental Plan Program. Mr. Crumlish received a total value of $15,275 and $22,152 from these Executive Level Benefits during 2009 and 2008, respectively.

Specific Executive Officer Compensation Plans and Employment Agreements

James R. Boldt, CEO. In 2010, Mr. Boldt’s compensation included an annual base salary of $456,233, an Incentive of $647,219, a grant of 40,000 stock options at $7.18 per share and a grant of 48,000 restricted shares. In setting baseline compensation and the performance standards for Mr. Boldt’s compensation, the Compensation Committee considered the following factors: the Towers Watson report, his past performance and internal pay equity among the management team. The total amount of compensation that Mr. Boldt received was based on a combination of his baseline compensation and the extent to which the thresholds for compensation were achieved under his performance based incentives. The Company contributed $82,759 (or 7.5% of Mr. Boldt’s cash compensation) towards the Deferred Compensation Plan on Mr. Boldt’s behalf. Mr. Boldt did not elect to contribute any of his cash compensation towards the plan in 2010.

Mr. Boldt is currently the only executive officer with a written Employment Agreement addressing compensation terms. Pursuant to the terms of that Agreement:

•	compensation will be reviewed and adjusted annually by the Compensation Committee as appropriate;

•	either party may terminate the employment relationship upon sixty (60) days prior written notice to the other;

•

competitive activities, and other activities adverse to the Company’s interests, are prohibited during the term of the employment relationship and for a one (1) year period after any termination thereof.

The Agreement also provides severance compensation in the event of termination. In the event of termination by Mr. Boldt for Good Reason (as defined in the Agreement), or by the Company other than for Cause (as defined in the Agreement), or if he dies or becomes disabled, Mr. Boldt will receive a lump sum cash payment equal to the average annual total cash compensation paid to him in the three (3) years leading up to the actual date of termination. Mr. Boldt will also continue to receive medical and dental benefits for a period of twelve (12) months. In the event Mr. Boldt remains unemployed following the six (6) month anniversary of the date of termination, he will receive a second lump sum cash payment equal to fifty percent (50%) of the initial lump sum payment received.

Brendan M. Harrington, CFO. In 2010, Mr. Harrington’s total compensation included annual base salary payments of $252,312, an Incentive of $178,967, a grant of 20,000 stock options at $7.18 per share, and a grant of 4,000 restricted shares. In setting baseline compensation and the performance standards for Mr. Harrington’s compensation, the Compensation Committee considered the Towers Watson report and his past performance. The total amount of compensation that Mr. Harrington received was based on a combination of his baseline compensation and the extent to which the thresholds for compensation were achieved under his performance based incentives. The Company contributed $32,346 (or 7.5% of Mr. Harrington’s cash compensation) towards the Deferred Compensation Plan on Mr. Harrington’s behalf. Mr. Harrington did not elect to contribute any of his cash compensation towards the Plan in 2010.

Filip J.L. Gydé, SVP. In 2010, Mr. Gydé’s compensation included an annual base salary of $281,8548, an Incentive of $167,173, a grant of 20,000 stock options at $7.18 per share and a grant of 4,000 restricted shares. In setting baseline compensation and the performance standards for Mr. Gydé, the Compensation Committee considered the Towers Watson report and his past performance. The total amount of compensation that Mr. Gydé received was based on a combination of his baseline compensation and the extent to which the thresholds for compensation were achieved under his performance based incentives. Mr. Gydé is not a participant in the Company’s Deferred Compensation Plan. Pursuant to Belgian law, the Company is required to pay Mr. Gydé certain additional benefits which are generally afforded to all Belgian employees. These statutory benefits totaled $71,827 in 2010.

Michael J. Colson, SVP. In 2010, Mr. Colson’s compensation included an annual base salary of $255,320, an Incentive of $192,268, a grant of 20,000 stock options at $7.18 per share and a grant of 7,500 restricted shares. In setting baseline compensation and the performance standards for Mr. Colson’s compensation, the Compensation Committee considered the Towers Watson report and his past performance. The total amount of compensation that Mr. Colson received was based on a combination of his baseline compensation and the extent to which the thresholds for compensation were achieved under his performance based incentives. The Company contributed $33,569 (or 7.5% of Mr. Colson’s cash compensation) towards the Deferred Compensation Plan on Mr. Colson’s behalf. Mr. Colson did not elect to contribute any of his cash compensation towards the Plan in 2010.

Arthur W. Crumlish, SVP. In 2010, Mr. Crumlish’s compensation included an annual base salary of $240,746, an Incentive of $191,983, a grant of 20,000 stock options at $7.18 per share and a grant of 4,000 restricted shares. In setting baseline compensation and the performance standards for Mr. Crumlish’s compensation, the Compensation Committee considered the Towers Watson report and his past performance. The total amount of compensation that Mr. Crumlish received was based on a combination of his baseline compensation and the extent to which the thresholds for compensation were achieved under his performance based incentives. The Company contributed $32,455 (or 7.5% of Mr. Crumlish’s cash compensation) towards the Deferred Compensation Plan on Mr. Crumlish’s behalf. Mr. Crumlish did not elect to contribute any of his cash compensation towards the Plan in 2010.

[8]	In accordance with Belgium law, the Company is required to pay Mr. Gydé: (i) 92% of one month’s pay as vacation pay and (ii) a year-end premium equal to one month’s pay. These amounts are reflected in Mr. Gydé’s salary.

2010 GRANTS OF PLAN BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
James R. Boldt	2/16/2010	$228,117	$456,233	$912,466	—	—	—	48,000	40,000	$7.18	$482,776
Brendan M. Harrington	2/16/2010	$63,078	$126,156	$252,312	—	—	—	4,000	20,000	$7.18	$97,788
Filip J.L. Gydé	2/16/2010	$63,418	$126,835	$253,670	—	—	—	4,000	20,000	$7.18	$98,673
Michael J. Colson	2/16/2010	$95,745	$191,490	$382,980	—	—	—	7,500	20,000	$7.18	$122,918
Arthur W. Crumlish	2/16/2010	$60,187	$120,373	$240,746	—	—	—	4,000	20,000	$7.18	$97,788

(1)	The amounts shown in column (c) reflect Incentives that would be paid for achieving 80% of the stipulated plan target. The amounts shown in column (d) reflect Incentives that would be paid for achieving 100% of the stipulated plan target. The amounts shown in column (e) reflect the maximum Incentives that would be paid under the stipulated plan. Further discussion of Incentive plan calculations is provided under the section entitled “Annual Cash Compensation,” found earlier in this Proxy Statement under the heading “Performance-Based Incentives.”

Grants of Plan-Based Awards

Each of the Non-Equity Incentive Plan Awards represented in the table above were Incentive awards granted to the named executive officers during 2010. Such Incentive awards are described earlier in this Proxy Statement under the heading “Performance-Based Incentives”. The formula for calculating each executive officer’s Incentive provides that at least eighty percent (80%) of the stipulated plan target (“Threshold”) must be achieved before any remuneration is awarded for that objective. If the Threshold is achieved, the executive officer receives fifty percent (50%) of the designated plan award9 for that objective. Then, for each additional percentage point achieved above the Threshold, up to one hundred percent (100%) of the plan target (“Objective Goal”), the executive officer receives another two and one-half percent (2.5%) of the designated plan award for that objective. For each additional percentage point (1%) achieved above the Objective Goal, the executive officer receives another five percent (5%) of the designated plan award for that objective. Each plan prohibits the receipt of amounts in excess of two hundred percent (200%) of the designated plan award for that objective.

Each of the equity awards represented in the table above were granted pursuant to the 2000 Equity Award Plan or the 1991 Restricted Stock Plan. Stock options represented in the table were granted by the Board on February 16, 2010; and the exercise price of all such options was set at $7.18—the closing price of the Company’s common stock on the date of grant. Restricted stock awards represented in the table were also granted by the Board of Directors on February 16, 2010. Recipients of both stock option and restricted stock awards were required to enter into agreements with the Company governing the vesting, exercise and/or transferability (as applicable) of such awards. Vesting requirements for both stock option awards and restricted stock awards are based solely on continued employment. There are no performance-based vesting requirements. Under the terms of all awards delineated in this table, restricted shares or stock options generally vest in four equal installments over the next four years, beginning on the first anniversary of the date of grant.

[9]	The designated plan award is generally calculated as a percentage of annual base salary. In 2010, the designated plan awards were: (i) for Mr. Boldt, CEO, one hundred percent (100%) of base salary actually paid, (ii) for Mr. Harrington, CFO, fifty percent (50%) of base salary actually paid, (iii) for Mr. Gydé, SVP, forty-five percent (45%) of base salary actually paid, (iv) for Mr. Colson, SVP, seventy-five percent (75%) of base salary actually paid, and (iv) for Mr. Crumlish, SVP, fifty percent (50%) of base salary actually paid.

2010 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS							STOCK AWARDS
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)		Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (j)
James R. Boldt	11,000	—		—	$30.31	11/25/2012		—	—	—	—
	11,250	—		—	$21.94	12/14/2013		—	—	—	—
	6,820	—		—	$26.06	2/5/2014		—	—	—	—
	7,598	—		—	$16.19	2/4/2015		—	—	—	—
	92,102	—		—	$6.00	6/22/2015		—	—	—	—
	63,750	—		—	$5.94	3/1/2016		—	—	—	—
	11,250	—		—	$5.94	3/1/2011		—	—	—	—
	10,771	—		—	$3.08	7/16/2011		—	—	—	—
	189,229	200,000	(ba)	—	$3.08	7/16/2011		—	—	—	—
	37,500	—		—	$3.18	2/6/2018		—	—	—	—
	37,500	—		—	$3.18	2/6/2013	(bb)	—	—	—	—
	26,478	—		—	$4.90	3/3/2014	(bc)	—	—	—	—
	13,522	—		—	$4.90	3/3/2019		—	—	—	—
	40,000	—		—	$4.11	2/2/2015		—	—	—	—
	40,000	—		—	$4.65	6/21/2016		—	—	—	—
	30,000	10,000	(bd)	—	$4.52	5/9/2017		—	—	—	—
	20,000	20,000	(be)	—	$4.79	5/13/2018		—	—	—	—
	10,000	30,000	(bf)	—	$4.90	5/12/2019		—	—	—	—
	—	40,000	(bg)		$7.18	2/16/2020		—	—	—	—
	—	—		—	—	—		113,000	$1,229,440	—	—

Brendan M. Harrington	3,750	—		—	$4.35	2/7/2012	(ha)	—	—	—	—
	5,625	—		—	$3.18	2/6/2013	(hb)	—	—	—	—
	7,500	—		—	$4.90	3/3/2014	(hc)	—	—	—	—
	10,000	—		—	$4.11	2/2/2015		—	—	—	—
	10,000	—		—	$3.48	11/16/2015		—	—	—	—
	7,500	—		—	$4.65	6/21/2016		—	—	—	—
	75,000	—		—	$4.11	11/14/2016		—	—	—	—
	11,250	3,750	(hd)	—	$4.52	5/9/2017		—	—	—	—
	10,000	10,000	(he)	—	$4.79	5/13/2018		—	—	—	—
	5,000	15,000	(hf)	—	$4.90	5/12/2019		—	—	—	—
	—	20,000	(hg)	—	$7.18	2/16/2020		—	—	—	—
	—	—		—	—	—		9,625	$104,720	—	—

Filip J.L. Gydé	6,000	—		—	$5.94	3/1/2011		—	—	—	—
	16,000	—		—	$5.94	3/1/2016		—	—	—	—
	10,000	—		—	$3.18	2/6/2013		—	—	—	—
	10,000	—		—	$4.90	3/3/2014		—	—	—	—
	20,000	—		—	$4.11	2/2/2015		—	—	—	—
	10,000	—		—	$4.65	6/21/2016		—	—	—	—
	—	10,000	(ga)	—	$4.52	5/9/2017		—	—	—	—
	7,500	2,500	(gb)	—	$4.52	5/9/2017		—	—	—	—
	—	10,000	(gc)	—	$4.79	5/13/2018		—	—	—	—
	5,000	5,000	(gd)	—	$4.79	5/13/2018		—	—	—	—
	—	10,000	(ge)	—	$4.90	5/12/2019		—	—	—	—
	2,500	7,500	(gf)	—	$4.90	5/12/2019		—	—	—	—
	—	10,000	(gg)	—	$7.18	2/16/2020		—	—	—	—
	—	10,000	(gh)	—	$7.18	2/16/2020		—	—	—	—
	—	—		—	—	—		10,000	$108,800	—	—

	OPTION AWARDS							STOCK AWARDS
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)		Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (j)
Michael J. Colson	75,000	—		—	$5.33	1/3/2015	(ca)	—	—	—	—
	25,000	—		—	$5.33	1/3/2015		—	—	—	—
	100,000	—		—	$3.48	11/16/2015		—	—	—	—
	20,000	—		—	$4.65	6/21/2016		—	—	—	—
	15,000	5,000	(cb)	—	$4.52	5/9/2017		—	—	—	—
	10,000	10,000	(cc)	—	$4.79	5/13/2018		—	—	—	—
	5,000	15,000	(cd)	—	$4.90	5/12/2019		—	—	—	—
	—	20,000	(ce)	—	$7.18	2/16/2020		—	—	—	—
	—	—		—	—	—		16,125	$175,440	—	—
Arthur W. Crumlish	8,750	—		—	$2.35	9/24/2011		—	—	—	—
	—	15,000	(wa)	—	$2.35	9/24/2016		—	—	—	—
	11,250	—		—	$3.18	2/6/2013	(wb)	—	—	—	—
	20,000	—		—	$4.90	3/3/2014	(wc)	—	—	—	—
	25,000	—		—	$4.11	2/2/2015		—	—	—	—
	20,000	—		—	$4.65	6/21/2016		—	—	—	—
	15,000	5,000	(wd)	—	$4.52	5/9/2017		—	—	—	—
	10,000	10,000	(we)	—	$4.79	5/13/2018		—	—	—	—
	5,000	15,000	(wf)	—	$4.90	5/12/2019		—	—	—	—
	—	20,000	(wg)	—	$7.18	2/16/2020		—	—	—	—
	—	—		—	—	—		10,000	$108,800	—	—

(ba)	One-half of the options begin to vest at the rate of 25,000 options per year for four consecutive years after the stock price exceeds $12 for 30 consecutive days and the employee has at least one year of continuous employment, and the second half of the options begin to vest at a rate of 25,000 options per year for four consecutive years after the stock price exceeds $18 for 30 consecutive days and the employee has two years of consecutive employment. If the price targets are met, and the options vest, these options expire six years after vesting. If target stock prices are not met, the options vest on 1/16/2011 and expire on 7/16/2016.

(bb)	18,750 each expire on 2/6/2012 and 2/6/2013

(bc)	8,239 expire on 3/3/2012, 8,239 expire on 3/3/2013, and 10,000 expire on 3/3/2014

(bd)	10,000 vest on 5/9/2011

(be)	10,000 each vest on 5/13/2011 and 5/13/2012

(bf)	10,000 each vest on 5/12/2011, 5/12/2012, and 5/12/2013

(bg)	10,000 each vest on 2/16/2011, 2/16/2012, 2/16/2013, and 2/16/2014

(ha)	1,875 each expire on 2/7/2011 and 2/7/2012

(hb)	1,875 each expire on 2/6/2011, 2/6/2012, and 2/6/2013

(hc)	1,875 each expire on 3/3/2011, 3/3/2012, 3/3/2013, and 3/3/2014

(hd)	3,750 vest on 5/9/2011

(he)	5,000 each vest on 5/13/2011 and 5/13/2012

(hf)	5,000 each vest on 5/12/2011, 5/12/2012, and 5/12/2013

(hg)	5,000 each vest on 2/16/2011, 2/16/2012, 2/16/2013, and 2/16/2014

(ga)	10,000 vest 1/1/2011

(gb)	2,500 vest on 5/9/2011

(gc)	10,000 vest 1/1/2012

(gd)	2,500 each vest on 5/13/2011 and 5/13/2012

(ge)	10,000 vest 1/1/2013

(gf)	2,500 each vest on 5/12/2011, 5/12/2012, and 5/12/2013

(gg)	10,000 vest 1/1/2014

(gh)	2,500 each vest on 2/16/2011, 2/16/2012, 2/16/2013, and 2/16/2014

(ca)	18,750 each expire on 1/3/2012, 1/3/2013, 1/3/2014, and 1/3/2015

(cb)	5,000 vest on 5/9/2011

(cc)	5,000 each vest on 5/13/2011 and 5/13/2012

(cd)	5,000 each vest on 5/12/2011, 5/12/2012, and 5/12/2013

(ce)	5,000 each vest on 2/16/2011, 2/16/2012, 2/16/2013, and 2/16/2014

(wa)	One-half of the options begin to vest at the rate of 1,875 options per year for four consecutive years after the stock price exceeds $12 for 30 consecutive days and the employee has at least one year of continuous employment, and the second half of the options begin to vest at a rate of 1,875 options per year for four consecutive years after the stock price exceeds $18 for 30 consecutive days and the employee has two years of consecutive employment. If the price targets are met, and the options vest, these options expire six years after vesting. If target stock prices are not met, the options vest on 3/24/2011 and expire on 9/24/2016.

(wb)	3,750 each expire on 2/6/2011, 2/6/2012 and 2/6/2013

(wc)	5,000 each expire on 3/3/2011, 3/3/2012, 3/3/2013 and 3/3/2014

(wd)	5,000 vest on 5/9/2011

(we)	5,000 each vest on 5/13/2011 and 5/13/2012

(wf)	5,000 each vest on 5/12/2011, 5/12/2012, and 5/12/2013

(wg)	5,000 each vest on 2/16/2011, 2/16/2012, 2/16/2013, and 2/16/2014

2010 OPTION EXERCISES AND STOCK VESTED

The following table provides information for each of the Company’s Named Executive Officers regarding stock option exercises and vesting of stock awards during 2010.

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (1)
James R. Boldt	7,898	$14,058	28,750	$253,150

Brendan M. Harrington	3,750	$12,469	3,125	$26,940

Filip J.L. Gydé	8,500	$20,493	4,000	$33,860

Michael J. Colson	—	—	4,875	$41,726

Arthur W. Crumlish	13,750	$64,106	4,000	$33,860

(1)	For Option Awards, the value realized is the difference between the fair market value of the underlying stock at the time of exercise and the exercise price. For Stock Awards, the value realized is based on the fair market value of the underlying stock on the vest date.

Pension Benefits

The Company maintains an Executive Supplemental Benefit Plan (Supplemental Plan) which provides certain former executives, including current director Randolph A. Marks, with deferred compensation benefits. The Supplemental Plan was amended as of December 1, 1994 in order to freeze the then current benefits, provide no additional benefit accruals for participants and to admit no new participants. None of the named executive officers participate in the Supplemental Plan. In 2010, Mr. Marks received $90,000 under the Supplemental Plan.

Generally, the Supplemental Plan provides for retirement benefits of up to 50% of a participating employee’s base compensation at termination or as of December 1, 1994, whichever is earlier, and pre-retirement death benefits calculated using the same formula that is used to calculate normal and early retirement benefits. Benefits are based on service credits earned each year of employment prior to and subsequent to admission to the Supplemental Plan through December 1, 1994. Retirement benefits and pre-retirement death benefits are paid during the 180 months following retirement or death, respectively, while disability benefits are paid until normal retirement age. Normal retirement is age 60. For any participant who is also a participant in the Deferred Compensation Plan, the normal retirement age is increased to 65.

2010 NON-QUALIFIED DEFERRED COMPENSATION

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
James R. Boldt (1)	—	$82,759	$147,164	—	$943,532
Brendan M. Harrington (1)	—	$32,346	$69,437	—	$261,706
Filip J.L. Gydé	—	—	—	—	—
Michael J. Colson (1)	—	$33,569	$98,641	—	$418,559
Arthur W. Crumlish (1)	—	$32,455	$111,126	—	$413,948

(1)	During 2010, Messrs. Boldt, Harrington, Colson and Crumlish were eligible to receive a contribution under the Deferred Compensation Plan. The contributions reflected above for these individual’s reflect the current year’s calculation of the Company’s contribution under the plan resulting from the operating results for 2010. These contributions are reflected in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.” The amounts under “Aggregate Earnings in Last FY” are not included in the Summary Compensation Table as the earnings were not deemed to be above-market or preferential.

On February 2, 1995, the Compensation Committee approved the creation of a Nonqualified Key Employee Deferred Compensation Plan (“Deferred Compensation Plan”). The Deferred Compensation Plan is intended as a successor plan to the Supplemental Plan. Participants in the Deferred Compensation Plan are eligible to (1) elect to defer a percentage of their annual cash compensation and (2) receive a Company contribution of a percentage of their base compensation and annual Incentive if the Company attains annual defined performance objectives for the year. These performance objectives are established on an annual basis for the upcoming year.

The CEO, subject to the approval of the Compensation Committee, recommends (1) those key employees who will be eligible to participate and (2) the percentage of a participant’s base and Incentive compensation the participant will be able to contribute each year to the Deferred Compensation Plan if the Company attains annual defined performance objectives. All amounts credited to the participant are invested, as approved by the Compensation Committee, and the participant is credited with actual earnings of the investments. Company contributions, including investment earnings, may be cash or the stock of the Company.

Plan participants have a 100% non-forfeitable right to the value of their corporate contribution account after the fifth anniversary of employment with the Company. If a participant terminates employment due to death, disability, retirement at age 65, or upon the occurrence of a Change in Control Event (as defined in the plan), the participant or his or her estate will be entitled to receive the benefits accrued for the participant as of the date of such event. Company contributions will be forfeited in the event a participant incurs a separation from service for cause. Participants are 100% vested in their own contributions. All amounts in the Deferred Compensation Plan, including elective deferrals, are held as general assets of the Company and are subject to the claims of creditors of the Company. In 2010, the Company contributed seven and one-half percent (7.5%) of each eligible named executive officer’s total cash compensation towards this plan.

Potential Payments upon Termination or Change in Control

Agreements with Mr. Boldt. On July 16, 2001, the Company entered into a change in control agreement with Mr. Boldt.10 The agreement provides that upon the occurrence of a change in control, Mr. Boldt will become fully vested in and entitled to exercise immediately all stock related awards he has been granted under any plans or agreements of the Company. The agreement goes on to provide that upon the termination of Mr. Boldt’s employment (a) without cause by the Company or by him with good reason within 6 months before a change in control or between 6 months and 24 months following a change in control (“Involuntary Termination”) or (b) by him for any reason within 6 months after a change in control (“Voluntary Termination”), Mr. Boldt will receive a lump sum payment equal to 2.99 times his full salary and 2.99 times his highest annual Incentive over the last three years as well as an additional lump sum to cover fringe benefits. A change in control will occur if (1) the Company’s stockholders approve (a) the dissolution or liquidation of the Company, (b) the merger or consolidation or other reorganization of the Company with any other entity other than a subsidiary of the Company, or (c) the sale of all or substantially all of the Company’s business or assets or (2) any person other than the Company or its subsidiaries or employee benefit plans becomes the beneficial owner of more than 20% of the combined voting power of the Company’s then outstanding securities or (3) during any period not longer than two consecutive years, individuals who at the beginning of such period constituted the Board cease to constitute at least a majority thereof, unless the election of each new Board member was approved by a vote of at least three-quarters of the Board members then still in office who were Board members at the beginning of such period.

If a change in control had occurred on December 31, 2010, all of Mr. Boldt’s unvested stock options and restricted stock awards would have become fully vested as of that date.11 If the Company’s stock price was $10.88 (which was the closing price of the stock on December 31, 2010), Mr. Boldt could potentially have realized gains, before tax, from the sale of securities that had vested solely as a result of a change in control in the following amounts: (i) $1,229,440 from the sale of restricted stock, and (ii) $2,072,800 from the exercise of those stock options.

In the event of either a Voluntary Termination or an Involuntary Termination, Mr. Boldt would have been entitled to receive a lump sum cash payment from the Company totaling $3,697,012 by the tenth day following his termination. This payment equals 2.99 times the sum of Mr. Boldt’s current annual salary12 (“Salary”) and his highest annual Incentive payment from the last three years (“Incentive”); and includes an amount equal to twenty-five percent (25%) of Mr. Boldt’s Salary and Incentive.13 In addition, Mr. Boldt’s change in control agreement would provide for an excise tax gross-up payment totaling $1,723,825 under such circumstances.

Mr. Boldt is the only executive officer with an employment agreement affording severance benefits upon termination. Pursuant to the terms of such agreement, in the event of termination by Mr. Boldt for Good Reason (as that term is defined in the agreement), or by the Company other than for Cause (as that term is defined in the agreement), Mr. Boldt will receive a lump sum cash payment equal to the average annual total cash compensation paid to Mr. Boldt during the most recent three year period. Mr. Boldt will also continue to receive medical and dental benefits for a period of twelve (12) months. In the event Mr. Boldt remains unemployed after the six (6) month anniversary of his termination, he will receive an additional lump sum cash payment equal to fifty percent (50%) of the initial severance payment received and his medical and dental benefits will be extended during that time.

[10]	Agreement was amended and restated, effective January 1, 2009, to ensure compliance with Section 409A of the Internal Revenue Code.
[11]	Such awards are more fully described in the table entitled “Outstanding Equity Awards at Fiscal Year-End”.
[12]	Mr. Boldt’s salary was $475,000 as of December 31, 2010.
[13]	This amount is intended to cover fringe benefits such as 401(k), health, medical, dental, disability and similar benefits for a period twenty four months.

Payments made to Mr. Boldt pursuant to this agreement are contingent upon his adherence to certain restrictive covenants, which are effective from the date of the agreement and continue until one year after his separation from the Company. These restrictive covenants generally prohibit Mr. Boldt from, directly or indirectly: (i) engaging in any business activity which competes with the Company, (ii) soliciting or hiring any of the Company’s employees, (iii) canvassing or soliciting customers of the Company, (iv) willfully dissuading or encouraging any person from conducting business with the Company or (v) intentionally disrupting any supplier relationship.

Had Mr. Boldt’s employment been terminated14 on December 31, 2010, he would have been eligible to receive an initial lump sum cash payment equal to $888,736. This amount reflects Mr. Boldt’s average annual cash compensation (i.e. annual salary and Incentive) for the prior three years. Mr. Boldt would also receive, for a period of twelve months, continuing medical and dental coverage under any plans he participates in as of the effective date of such termination. Continued medical and dental benefits would likely total approximately $14,933.15 In the event Mr. Boldt remained unemployed at the six (6) month anniversary of his termination, the agreement provides for an additional lump sum cash payment of fifty percent (50%) of the initial payment, or $444,368. Medical and dental benefits would also continue for another six month period, the value of which would likely total approximately $7,467. Pursuant to the terms of Mr. Boldt’s employment agreement, the termination benefits afforded under the change in control agreement will supersede in the event his termination triggers payments under that Agreement.

Agreements with Other Executive Officers. Except Mr. Gydé,16 each of the named executive officers has entered into a change in control agreement with the Company. These agreements contain provisions generally similar to those of Mr. Boldt’s change in control agreement except that, in the event their employment is terminated by the Company without cause or by themselves with good reason within 6 months before or 24 months after a change in control, such executives would receive a lump sum cash payment equal to two times their salary and Incentive. At the time these agreements were approved by the Compensation Committee, it was considered customary to include the trigger mechanisms contained in the named executive officers agreements. For this reason, such mechanisms were considered important to attracting, retaining and motivating executive officers.

If a change in control occurred on December 31, 2010, then each of the named executive officers (excluding Mr. Boldt) would have immediately become fully vested in any stock option or restricted stock awards previously granted.17 If the stock price of the Company was $10.88, which was the closing price of the stock on December 31, 2010, then the named executive officers could potentially have realized gains, before tax, from the sale of vested securities in the following amounts:

Named Executive Officer	Restricted Stock ($)	Stock Options ($)
Brendan M. Harrington	$104,720	$248,450
Michael J. Colson	$175,440	$256,400
Arthur W. Crumlish	$108,800	$384,350

[14]	The severance trigger requires that the termination be made either by Mr. Boldt for Good Reason or by the Company other than for Cause.
[15]	This amount reflects the total costs paid for medical, dental and disability insurance during 2010.
[16]	Since Belgium law mandates certain separation benefits, Mr. Gydé does not maintain a change in control agreement with the Company.
[17]	Such awards are more fully described in the table entitled “Outstanding Equity Awards at Fiscal Year-End”.

Had the above mentioned executive officers’ employment been terminated without cause by the Company, or by themselves with good reason, within 6 months prior to or 24 months following such a change in control, they would also have been entitled to receive, by the tenth day following their termination, lump sum cash payments from the Company in the following amounts:

•	Mr. Harrington would have received a lump sum payment of $862,697;

•	Mr. Colson would have received a lump sum payment of $1,043,392; and

•	Mr. Crumlish would have received a lump sum payment of $821,054.

These payments equal two (2) times the sum of each individual’s current annual salary18 (“Salary”) and their average annual Incentive payment from the last three years (“Incentive”); and also include an amount equal to twenty-five percent (25%) of such Salary and Incentive amounts.19 No excise tax gross-up payments would be made to any of the above mentioned executive officers other than Mr. Boldt.

2010 DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c) (1)	Option Awards ($) (d) (2)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)		Total ($) (h)
Thomas E. Baker	$68,500	$20,050	$46,336	—	—	—		$134,886
Randall L. Clark	$53,500	$20,050	$46,336	—	—	—		$119,886
Randolph A. Marks	$38,500	$20,050	$46,336	—	—	$90,000	(3)	$194,886
William D. McGuire	$53,500	$20,050	$46,336	—	—	—		$119,886
John M. Palms	$57,000	$20,050	$46,336	—	—	—		$123,386
Daniel J. Sullivan	$63,500	$20,050	$46,336	—	—	—		$129,886

(1)

At December 31, 2010, each of the independent directors listed here owned 40,000 shares of Company restricted stock, except Mr. McGuire who owns 21,500 shares. This restricted stock vests upon retirement from the Board. On June 11th 2010, each of the independent directors listed were granted the cash equivalent of 2,500 shares of Company stock (or $20,050, valued as of the close of the NASDAQ on 6/11/10) in lieu of restricted stock awards. All of the directors contributed the payment into the Company’s Director Deferred Compensation Plan and elected to use the money to purchase the Company’s stock. In addition, Mr. Palms and Mr. Sullivan elected to place an additional $13,500 of their director fees in the Company’s Director Deferred Compensation Plan and to use those contributions to purchase the Company’s stock.

(2)	At December 31, 2010, Messrs. Baker, Clark, Marks, McGuire, Palms and Sullivan had 160,000, 200,000, 200,000, 65,300, 200,000, and 200,000 options outstanding, respectively. The amounts in column (d) reflect the aggregate grant date fair value for the options granted in the 2010 fiscal year, as computed in accordance with FASB ASC Topic 718. The assumptions used in the calculation of these amounts are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2010, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on or around February 25, 2011.

[18]	Salaries as of 12/31/10 were $260,000 for Mr. Harrington, $260,000 for Mr. Colson, and $246,000 for Mr. Crumlish.
[19]	This amount is intended to cover fringe benefits such as 401(k), health, medical, dental, disability and similar benefits for a period twenty four months.

(3)	Amount represents an annual payment of $90,000 to Mr. Marks under the terms of the Supplemental Plan described above under “Pension Benefits.”

As of May 2010, the Board approved in an increase in non-employee director retainer fees.20 Each non-employee director receives a $25,000 annual retainer, a $1,500 per meeting fee for attending Board meetings, and a $1,500 per meeting fee for each committee meeting. The chairman of the Audit Committee receives a $15,000 annual fee, and the Chairman of the Compensation Committee receives a $10,000 annual fee, while the chairmen of all other committees (other than Mr. Boldt) receive an annual fee of $5,000. The lead independent director receives a $15,000 annual fee. Directors are also reimbursed for expenses they incur while attending board and committee meetings. Directors who are employees of the Company do not receive additional compensation for their services as directors. In 2010, Mr. Marks received $90,000 from the Supplemental Plan as mentioned previously.

In 2010, the Company’s shareholders approved the Non-Employee Director Deferred Compensation Plan (“Director Deferred Compensation Plan”). Although no set benefits or amounts are granted under the Plan, the Director Deferred Compensation Plan allows non-employee directors the ability to defer up to 100% of their total director compensation. The Plan is administered by the Compensation Committee in accordance with Section 409A of the Internal Revenue Code. All amounts credited to the participant are invested, as approved by the Compensation Committee, and the participant is credited with actual earnings of the investments. Company contributions, including investment earnings, may be cash or the stock of the Company.

Plan participants have an immediate 100% non-forfeitable right to the value of their contributions. If a participant does not make an election in the time and manner specified in the Plan, payment of the vested value of his or her account will be paid in a lump sum on the 10th business day following separation from service. A participant’s eligibility terminates upon separation from service.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee

Daniel J. Sullivan, Chairman

Thomas E. Baker

Randall L. Clark

William D. McGuire

John M. Palms

[20]	Prior to May 2010, each non-employee director received a $15,000 annual retainer, a $1,500 per meeting fee for attending Board meetings, a $1,500 per day fee for each day a committee meeting was held, and the chairman of the Audit Committee received a $15,000 annual fee while the chairmen of all other committees received an annual fee of $5,000.

PROPOSAL 2—APPROVAL OF THE

NON-BINDING RESOLUTION ON

EXECUTIVE COMPENSATION

We are seeking an advisory vote from our shareholders to approve the compensation of our Named Executive Officers, as disclosed in this Proxy Statement.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, enacted July 21, 2010, requires that all public companies permit a non-binding shareholder vote to approve compensation of our named executive officers. This vote is required by Section 14A of the Exchange Act. As such, the Board of Directors is providing our shareholders with the right to cast an advisory vote on the compensation of the Company’s named executive officers at the 2011 Annual Meeting of Shareholders.

This proposal, commonly known as a “say on pay” proposal, gives shareholders the opportunity to vote on the compensation of the Company’s named executive officers through the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

This shareholder advisory vote on the compensation of our named executive officers is not binding on our Board or Compensation Committee. However, our Board and the Compensation Committee will review and consider the outcome of this advisory vote when determining future compensation policies and decisions for our named executive officers.

The Board of Directors Recommends that Shareholders Vote FOR the

Approval of this Resolution.

PROPOSAL 3—FREQUENCY OF ADVISORY

VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we are seeking a vote from our shareholders as to whether the aforementioned advisory vote on executive compensation will occur every 1, 2 or 3 years.

A vote that occurs every three years will permit shareholders to evaluate our executive compensation program against our long-term performance. Our executive compensation program is designed to drive long-term value for our shareholders and, as such, the majority of the executive compensation opportunity we provide to our named executive officers is in the form of long-term compensation . Accordingly, we believe it is most appropriate for shareholders to express their views on our executive compensation every three years. Requiring a vote on a more frequent basis could encourage a short-term view of executive compensation and may not provide a meaningful period of time against which our executive compensation program should be evaluated. Further, because we expect that shareholders will conduct a thorough review of our executive compensation program, requiring a vote every year or every other year may prove overly burdensome to many of our shareholders. If a shareholder has a concern about our executive compensation program and would like to contact us, our Board of Directors and our Compensation Committee may be contacted either individually or as a group anytime as noted under “Communicating with the Board” in this Proxy Statement. While the results of voting on this item will not be binding upon the Board of Directors, the Board values shareholders’ opinions and will take the results of the vote into account when determining the frequency of a shareholder advisory vote on executive compensation.

The Board of Directors recommends that you select “Every Three Years” for the frequency of advisory votes on executive compensation, which is one of the alternatives presented under item (3) on the accompanying proxy card.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who beneficially own more than 10% of the Company’s common stock, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

The Company believes that all Section 16(a) filing requirements applicable to its officers, directors and beneficial owners of more than 10% of its outstanding common stock were complied with for 2010, except that one option exercise transaction by Mr. Gydé was not reported on a timely filed Form 4. Mr. Gydé’s transaction was subsequently reported on Form 4, however, and all transactions are reflected in this Proxy Statement. This belief is based solely on the Company’s review of copies of the Section 16(a) reports furnished to it and written representations that no other reports were required.

Appointment of Auditors and Fees

The Audit Committee appointed KPMG LLP (“KPMG”) as the independent registered public accounting firm to audit the Company’s financial statements for fiscal 2010.

A representative of KPMG will be present at the annual meeting of shareholders. The representative will be given the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. To the best of the Company’s knowledge, no member of that firm has any past or present interest, financial or otherwise, direct or indirect, in the Company or any of its subsidiaries. Matters involving auditing and related functions are considered and acted upon by the Audit Committee. The Audit Committee has determined that the provision of services described under “All Other Fees,” below is compatible with maintaining the independent registered public accounting firm’s independence.

Audit Fees—The aggregate fees billed for professional services rendered by KPMG for the audit of the Company’s annual financial statements for the last two fiscal years, including the Company’s foreign subsidiaries, the reviews of the financial statements included in the Company’s Form 10-Q’s, and services rendered in connection with the Company’s obligations under Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations were approximately $432,377 and $412,355 in 2010 and 2009, respectively.

Audit-Related Fees—The aggregate fees billed for assurance and related services rendered by KPMG for the last two fiscal years that are reasonably related to the performance of the audit or review of the Company’s financial statements were $0 in both 2010 and 2009.

Tax Fees—The Company was not billed for any fees in 2010 or 2009 for professional services rendered by KPMG for tax compliance, tax advice and tax planning.

All Other Fees—Other than the fees described above, the Company did not pay any other fees in either 2010 or 2009 to KPMG.

Audit Committee Pre-Approval Policies and Procedures. The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has not established a pre-approval policy for these services. The Audit Committee pre-approves each particular service on a case-by-case basis as set forth in the Audit Committee’s charter.

Incorporation by Reference.

The Compensation Committee Report, the Audit Committee Report, and references to the independence of directors are not deemed to be “soliciting material” or “filed” with the Securities and Exchange Commission, are not subject to the liabilities of Section 18 of the Exchange Act and shall not be deemed incorporated by reference into any of the filings previously made or made in the future by the Company under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the Company specifically incorporates any such information into a document that is filed.

Directors’ and Officers’ Liability Insurance

The Company indemnifies its directors and officers to the extent permitted by law in connection with civil and criminal proceedings against them by reason of their service as a director or officer. As permitted by Section 726 of the New York Business Corporation Law, the Company has purchased directors’ and officers’ liability insurance to provide indemnification for the Company and all its directors and officers. The current liability insurance policy, with a policy period effective May 1, 2010, was issued by The Chubb Group of Insurance Companies at an annual premium of approximately $329,456.

Audit Committee’s Review of Related Person Transactions

In accordance with the Audit Committee charter, the Audit Committee reviews related person transactions. It is the Company’s policy that it will not enter into transactions that are considered related person transactions that are required to be disclosed under Item 404 of Regulation S-K unless the Audit Committee or another independent body of the Board of Directors first reviews and approves the transactions.

Certain Relationships and Related Person Transactions

During 2010, Mr. Marks, a director of the Company, received a total annual sum of $90,000 payable monthly under the terms of the Supplemental Plan. Under the terms of a non-competition agreement that covered the period from March 1984 through October 1995, Mr. Marks also receives the same medical benefits as those provided to officers of the Company. The Company also paid the premiums on a life insurance policy for Mr. Marks with a face value of $300,000.21

OTHER INFORMATION RELATED TO THE 2011 ANNUAL MEETING

The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, employees of the Company (who will not be specifically compensated for such services) may solicit proxies in person or by telephone. Arrangements will be made with brokers, custodians, nominees and fiduciaries to forward proxies and proxy soliciting material to the beneficial owners of the Company’s shares, and the Company may reimburse brokers, custodians, nominees or fiduciaries for their expenses in so doing.

SHAREHOLDER PROPOSALS

Our By-laws require shareholders to give the Company advance notice of any proposal or director nomination to be submitted at an annual meeting of shareholders. The By-laws prescribe the information to be contained in any such notice. To be timely, a shareholder’s notice with respect to an election to be held at an annual meeting of shareholders, must be given, either by personal delivery or by United States mail, postage

[21]	See footnote (5) to the table under Security Ownership of Management, above.

prepaid, to and received by the Secretary of the Company not later than 60 days in advance of the scheduled date of such meeting (provided that if such annual meeting of shareholders is held on a date earlier than the last Wednesday in April, such written notice must be given and received not later than the close of business on the tenth day following the date of the first public disclosure (which may be by a public filing by the Company with the SEC) of the originally scheduled date of the date of the annual meeting).

Proposals of shareholders which are intended to be included in the Company’s proxy statement relating to its May 2012 annual meeting of shareholders must be received at the Company’s principal executive offices not later than December 3, 2011.

OTHER BUSINESS

As of the date of this proxy statement, the Board of Directors of the Company knows of no other business that will be presented for consideration at the 2011 annual meeting of shareholders. However, if any other matters properly come before the meeting or any adjournment thereof, it is intended that the shares represented by proxies will be voted on those matters in accordance with the judgment of the holders of the proxies.

April 4, 2011

By Order of the Board of Directors

002CSI1422

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR all nominees, FOR Proposal 2, and every 3 YRS for Proposal 3.
1. Election of Class II Directors:	For Withhold			For	Withhold		For	Withhold		+
01 - James R. Boldt	☐ ☐	02 - Thomas E. Baker		☐	☐	03 - William D. McGuire	☐	☐

		For	Against	Abstain			1 Yr	2 Yrs	3 Yrs	Abstain
2. To approve, in an advisory and non-binding vote, the compensation of the Company’s named executive officers.		☐	☐	☐

3.   To recommend, in an advisory and non-binding vote, whether a non-binding shareholder vote to approve the compensation of the Company’s named executive officers should occur every one, two, or three years.

							☐	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting.
☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Computer Task Group, Incorporated

Notice of 2011 Annual Meeting of Shareholders

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John M. Palms and Daniel J. Sullivan and each of them, as proxy or proxies, with power of substitution to vote all of the shares of Common Stock of Computer Task Group, Incorporated (the “Company”) which the undersigned may be entitled to vote, as specified on the reverse side of this card, and, if applicable, hereby directs the trustee of the Company’s 401(K) Profit Sharing Retirement Plan (the “Plan”) to vote the shares allocated to the account of the undersigned or otherwise which the undersigned is entitled to vote pursuant to the Plan, as specified on the reverse side of this card, at the Annual Meeting of Shareholders of the Company to be held at the Company’s Headquarters, 800 Delaware Avenue, Buffalo, New York on Wednesday, May 11, 2011 at 10:00 a.m. or at any adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposal 2, and every 3 YRS for Proposal 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)